As filed with the U.S. Securities and Exchange Commission on September 25, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PASSPORT RESTAURANTS, INC.
	(Name of small business issuer in its charter)
Texas	5812	11-3698802
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

804 Pier View Way, Suite 208
Oceanside, California 92054
(760) 754-2722
(Address and telephone number of principal executive offices)

John M. Creed, CEO
804 Pier View Way, Suite 208
Oceanside, California 92054
(760) 754-2722
(Name, address and telephone number of agent for service)

Copies to:
Ronald A. Fleming, Esq.		Arthur S. Marcus, Esq.
Pillsbury Winthrop Shaw Pittman LLP		Gersten Savage LLP
1540 Broadway		600 Lexington Ave.
New York, New York 10036		New York, NY 10022
Tel: (212) 298-9931		Tel: (212) 752-9700
Fax: (212) 858-1500		Fax: (212) 980-5192

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.0001 par value, and one Warrant	1,955,000	$6.50	$12,707,500	$390.12

Shares of Common Stock included as part of the Units	1,955,000	—	—	—(3)

Warrants included as part of the Units	1,955,000	—	—	—(3)

Shares of Common Stock underlying the Warrants issued to Absolute Return Europe Fund (5)	200,000	$3.25	650,000	19.96

Shares of Common Stock underlying the Warrants issued to the holders of Bridge Notes in connection with February 2007 and March 2007 private financings (6)	141,666	$3.25	460,414.50	14.13

Shares of Common Stock underlying the Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with March 2007 private financing (4)(7)	926,925	$0.0001	92.69	0.00

Shares of Common Stock underlying the Warrants issued to EKN Financial Services, Inc. in connection with February 2007 and March 2007 private financings (4)(8)	16,667	$3.25	54,167.75	1.66

Shares of Common Stock underlying the Warrants issued to the holders of Unsecured Bridge Notes in connection with August 2007 private financing (9)	250,000	$3.25	812,500.00	24.94

Shares of Common Stock issued in connection with August 2007 private financing (4)(10)	8,570	$6.50	55,705.00	1.71

Shares of Common Stock issued in connection with August 2007 private financing (4)(11)	9,998	$6.50	64,987.00	2.00

Shares of Common Stock issued in connection with August 2007 private financing (4)(12)	9,998	$6.50	64,987.00	2.00

Shares of Common Stock underlying the Warrants issued to Jesup & Lamont in connection with August 2007 private financing (13)	25,000	$3.25	81,250.00	2.49

Shares of Common Stock underlying the Warrants issued to Jesup & Lamont in connection with this offering (4)(14)	170,000	$7.20	1,224,000.00	37.58

Total Registration Fee				$496.59

(1)
The securities noted in rows one through three will be offered under the first prospectus relating to our proposed initial unit offering. The securities noted in rows four through seventeen will be offered under the second prospectus relating to resale by certain selling shareholders.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Pursuant to Rule 416, there are also being registered such indeterminate number of additional securities to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to Absolute Return Europe Fund in connection with the extension of the convertible debenture.

(6)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of Bridge Notes in connection with the February 2007 and March 2007 private financings.

(7)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with the March 2007 private financing.

(8)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to EKN Financial Services, Inc. in connection with the February 2007 and March 2007 private financings.

(9)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of Unsecured Bridge Notes in connection with the August 2007 private financing.

(10)	Represents shares of Common Stock issued to Jesup & Lamont in connection with the August 2007 private financing.

(11)	Represents shares of Common Stock issued to A. Bello of Jesup & Lamont in connection with the August 2007 private financing.

(12)	Represents shares of Common Stock issued to A. Satloff of Jesup & Lamont in connection with the August 2007 private financing.

(13)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to Jesup & Lamont in connection with the August 2007 private financing.

(14)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to Jesup & Lamont in connection with this offering.

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EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one prospectus to be used in connection with an initial public offering of 1,700,000 units, with each unit consisting of one share of our common stock and one warrant (the “Prospectus”), and one prospectus to be used in connection with the potential resale of an aggregate of up to 1,758,824 shares of our common stock by certain selling shareholders (the “Selling Shareholders Prospectus”). The Prospectus and Selling Shareholders Prospectus will be identical in all respects except for the alternate pages for the Selling Shareholders Prospectus included herein which are labeled “Alternate Page for Selling Shareholders Prospectus.” The prospectuses included herein give effect to our pending name change to “Pacific Restaurant Holdings, Inc.,” which change will be effective prior to the effective date of this Registration Statement.
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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated September __, 2007

PACIFIC RESTAURANT HOLDINGS, INC.

1,700,000 Units

This an offering of our securities at a price of $ per unit. Each unit consists of:
•	one share of our common stock; and
•	one warrant.

The initial public offering price for the units offered hereby is estimated to be between $5.50 and $6.50 per unit.

The shares of common stock and warrants will trade only as a part of a unit for a minimum of 30 days and up to 6 months following the closing of this offering unless separate trading is authorized earlier by the underwriters. Each warrant will entitle you to purchase one share of our common stock at a price of $7.20, exercisable immediately through the date which is five years after the date of the prospectus. We may redeem the warrants at our sole election, in whole and not in part, if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders at a price of $0.01 per warrant.

Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On November , 2007, the last reported sales price of our common stock on the pink sheets was $ and on the Frankfurt Stock Exchange was $ . We have applied to have the units quoted on the American Stock Exchange (“AMEX”) under the symbol “   ” on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will also be traded on AMEX under the symbols “PRH” and “PRHU”, respectively.

The registration statement of which this prospectus forms a part also registers up to 1,758,824 shares of our common stock on behalf of selling shareholders. The investors in the February 2007, March 2007 and August 2007 private placements have entered into agreements with us to not publicly sell any of the shares of our common stock underlying the warrants during the six-month period after the closing of this offering.

An investment in our securities involves a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions (1)	Proceeds, before expenses, to us
Per unit	$	$	$
Total	$	$	$

(1)
Excludes a non-accountable expense allowance equal to 3% of the gross proceeds of this offering, or $0. per unit ($ in total), payable to Jesup & Lamont Securities Corporation, the underwriter of this offering, and other expenses of the offering estimated to be approximately $394,000.

We have granted the underwriters an option for 45 days to purchase up to 255,000 additional units on the same terms set forth above to cover over allotments, if any.

We are offering the 1,700,000 units being sold by us on a firm commitment basis. The underwriters expect to deliver our units to purchasers on or about November   , 2007.

Jesup & Lamont Securities Corporation	Empire Financial Group, Inc.

The date of this prospectus is November   , 2007

TABLE OF CONTENTS
Prospectus Summary	5
The Offering	7
Selected Summary Financial Data	8
Risk Factors	9
Forward-Looking Statements	19
Use of Proceeds	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Business	31
Management	39
Principal Shareholders	45
Certain Relationships and Related Transactions	46
Description of Securities	48
Shares Eligible for Future Sale	51
Underwriting	52
Disclosure of Comission-Position on Indemnifiction for Securities Act Liabilities	56
Legal Matters	56
Use of Proceeds	56
Where You Can Find More Information	56
Index to Financial Statements	F-1

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You should rely only on the information contained in this prospectus in deciding whether or not to purchase our shares. We have not authorized anyone to provide you with information different from that contained in this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data and we do not make any representation as to the accuracy of that information.
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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our securities. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related note and risk factors.

Unless otherwise indicated, all share amounts assume the consummation of a 15- for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

Effective on or prior to the effective date of the registration statement of which this prospectus is a part, we will be reorganized as a Delaware corporation and will change our name to “Pacific Restaurant Holdings, Inc.”

Overview

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the high growth casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

•
develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 22 franchised restaurants in 9 states and has signed franchise agreements for another 19 restaurants in the U.S., Japan and the Middle East (of which 10 are currently under development);

•
develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has nine franchised restaurants in the greater Sacramento area in California and has signed a franchise agreement for another restaurant in the Sacramento area. In March 2007, we opened and operated a new prototype restaurant in Roseville, California. The Roseville restaurant was transferred to a franchisee in August 2007; and

•
develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. The existing restaurant grossed approximately $1.2 million in 2006 and management expects a typical Playa Grill & Margarita Bar restaurant, operating for more than one year, to gross between $1.5 and $2.5 million per year. Management believes that Playa Grill & Margarita Bar has opportunity for growth with the potential to become a national chain. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in next 12 months using proceeds from this public offering.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies.

Our revenues are primarily derived from a royalty on sales at franchised restaurants, initial franchise fees from each franchise sold, area development fees and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement. Area developers pay an initial development fee upon the execution of a multi-unit development agreement. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases.

Growth Strategy

Our business strategy is to aggressively expand our New York NY Fresh Deli, Steve’s Pizza and Playa Grill & Margarita Bar brands, primarily via franchise development, and to acquire a larger quick-service, quick-casual or casual dining restaurant concept with stable cash flows, strong growth potential and earnings which are substantially accretive to our consolidated earnings. Management believes that shareholder value will be driven by growth arising from the expansion of our existing brands, as each brand has the opportunity for significant organic growth, and from our planned acquisition of an existing, successful chain with the potential for regional or national expansion.

We believe that the key strengths to the achievement of our business strategy include:

•
A company well positioned to take advantage of acquisition opportunities in the less competitive emerging brand market with purchase prices of less than $25 million. We believe the small cap niche offers numerous attractive acquisition opportunities that provide positive arbitrage between private and public multiples.

•	A small cap emerging concept market that is ripe for growth, particularly via franchise development.

•	A senior management team with:

-	Nearly 90 years of aggregate experience in the restaurant and related industries - the management team understands the dynamics of the restaurant industry.
-
Extensive operating experience within the three major types of restaurant segments - full service, quick-casual and fast food - with relevant experience as franchisor and franchisee and in company restaurant operations, concept branding, concept revitalizations, brand turnarounds and franchising.

•	Experience in publicly run restaurant companies, having led successful public offerings and major acquisitions and divestitures.

•	A strong commitment towards growth and the creation of shareholder value - a track record of developing small businesses into larger businesses.

•	Abilities in evaluating restaurant brands for growth and creating growth in any segment of the restaurant industry and at any stage of a restaurant chain’s life cycle.

•	Extensive contacts and long-term relationships in the restaurant industry with superior access to acquisition and development opportunities.

•
Three existing concepts which are emerging regional brands poised for expansion, potentially into national brands, all of which feature attractive investment characteristics, including low initial investment, attractive restaurant level economics and easy franchisability.

Corporate Information

We were organized as a Texas corporation under the name “Leopard Holdings, Inc.” in September 2000. In July 2003, we changed our name to “Passport Restaurants, Inc.” Effective on or prior to the effective date of the registration statement of which this prospectus is a part, we will be reorganized as a Delaware corporation and will change our name to “Pacific Restaurant Holdings, Inc.”

Our principal executive offices are located at 804 Pier View Way, Suite 208, Oceanside, CA 92054, and our telephone number is (760) 754-2722. Our website is located at “http://www.restaurantholdings.com.” The information contained in our website is not part of this prospectus.

THE OFFERING
Securities offered	1,700,000 units, at $5.50 - $6.50 per unit, each unit consisting of:
• one share of our common stock; and
• one warrant.

Common stock

Number of shares outstanding before this offering	1,022,528
Number of shares outstanding after this offering	2,722,528

Warrants

Number of new warrants outstanding after this offering (1)	1,700,000
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise price	$7.20
Exercise period	The warrants are exercisable immediately after separation from the units. The warrants will expire on the fifth anniversary of the date of this prospectus.
Redemption
We may redeem the outstanding warrants:
•      in whole and not in part;
•      at a price of $0.01 at any time after the warrants become exercisable;
•      upon a minimum on 30 days’ prior written notice of redemption; and
    •      if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

Separation of the shares of common stock and warrants from the units
The shares of common stock and warrants will trade only as a part of a unit for a minimum of 30 days and up to 6 months following the closing of this offering unless separate trading is authorized earlier by the underwriters.

Use of proceeds
We intend to use the net proceeds of this offering, which we expect to be approximately $8,480,000, as follows: $4,297,000 for repayment of principal and/or accrued interest on promissory notes issued in our private financings and the convertible debentures; and the remainder, or $4,183,000, for business development and growth, potential acquisitions, working capital and general corporate purposes.

Proposed American Stock Exchange symbols for our:
Units
Common stock
Warrants

Risks

In making your decision on whether to invest in our securities, you should take into account not only our business strategy and the backgrounds of our management team, but also the special risks we face in our business. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 8 of this prospectus.

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(1) Does not include outstanding warrants prior to this offering that are not included as part of the units.

SELECTED SUMMARY FINANCIAL DATA

You should read the following selected financial data together with our financial statements and related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, which are included in this prospectus.

The summary financial data for the years ended December 25, 2005 and December 31, 2005 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Tschopp, Whitcomb & Orr, P.A., our independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data for the twenty-eight week period ended July 9, 2006 and July 15, 2007 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of future results.

	Year ended		Twenty Eight - Week Period ended
	December 31, 2006	December 25, 2005	July 15, 2007 (unaudited)	July 9, 2006 (unaudited)
Statement of operations data:
Revenues	$1,719,345	$1,319,361	$977,700	$903,522
Total operating expenses	3,148,336	2,155,609	1,791,930	1,710,428
Loss from operations	(1,428,991)	(836,248)	(814,231)	(806,906)
Total other income (expense)	(68,381)	33,518	(535,854)	(33,483)
Net loss	$(1,497,372	$(802,730)	$(1,350,084)	$(840,390)
Basic and diluted net loss per common share (1)	$(1.53)	$(0.88)	$(1.36)	$(0.86)
Basic and diluted weighted average number of common shares outstanding (1)	979,914	910,532	993,962	981,856
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(1)   The impact of a 15-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part was applied retroactively.

The following table summarizes our balance sheet data as of July 15, 2007 as reported and as adjusted. The as adjusted information gives effect to (i) receipt of net proceeds of approximately $8,480,000 from the sale of 1,700,000 shares of our units at an assumed offering price of $6.00 per share and (ii) the repayment of approximately 4,297,000 of outstanding debt and accrued interest.

	As of July 15, 2007
Balance sheet data:	Actual (unaudited)	As Adjusted (unaudited)

Cash and cash equivalents	$76,775	$4,456,775
Working capital	(312,564)	4,817,436
Total assets	2,822,039	7,922,040
Total liabilities	4,185,714	805,714
Total stockholders’ (deficiency) equity	$(1,363,674)	7,116,326

RISK FACTORS

An investment in the units and our shares of common stock involves a high degree of risk and should not be purchased by anyone who cannot afford to lose his entire investment. You should consider carefully the material risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in the units and our shares of common stock. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following material risks.

Risks Related to Our Business

We have a limited operating history and a limited number of franchised and company-operated restaurants upon which to evaluate our company, and you should not rely on our history as an indication of our future results.

We currently operate one company-owned/operated restaurants and have 31 franchised restaurants, most of which have been our franchisees for less than one year. Consequently, we have earned only minimal franchise revenues to date, and the results we have achieved to date with a relatively small number of restaurants may not be indicative of those restaurants’ long-term performance or the potential performance of new restaurants. A number of factors are likely to affect our average unit volumes and system wide sales (and accordingly, our revenues), including the following:

•	our ability to execute effectively our business strategy;

•	our franchisees’ and our management’s ability to successfully select and secure sites for our brands;

•	the operating performance of new and existing franchised and company-owned restaurants;

•	competition in our markets;

•	consumer trends; and

•	changes in political or economic conditions.

Changes in our average unit volumes and comparable restaurant sales could cause the price of our securities to fluctuate substantially.

There can be no assurances that we will be able to successfully implement our business model, obtain a sufficient number of quality franchisees, penetrate our target markets or attain a significant customer base for our restaurants. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, particularly in one as competitive and complex as a multi-unit national franchised restaurant chain.

We are dependent upon the proceeds of this offering.

We are dependent upon the proceeds from this offering to retire our existing debt and implement our business plan. We will depend on the proceeds of this offering, together with additional capital raises, to fund capital expenditures and operations, including start-up costs, lease payments and buildout costs, marketing expenses and working capital. We cannot guarantee that we will ever generate any significant revenues or report profitable operations. In addition, if we are unable to sustain profitability or positive cash flow from operating activities, we may be unable to meet our working capital requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Our operations will require substantial additional capital. We may have difficulty obtaining this additional capital as needed, which could materially adversely affect our plan of operations.

We will require additional capital in order to expand our business pursuant to our business plan. Our inability to secure additional financing, when needed, on favorable terms, or at all, could adversely delay our plan of operations and have a material adverse effect on our growth. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue operating, fund our development and expansion, successfully promote our brand name, develop or enhance our menu, take advantage of business opportunities or respond to competitive pressures, any of which could result in the loss of your investment.

We may seek to obtain debt financing for working capital purposes or to finance acquisitions. There can be no assurance that the terms of this financing and related credit support will be acceptable to us, or that such financing will be available at all. We anticipate that any such facility will contain restrictive covenants and other restrictions that may limit our operational flexibility. We currently anticipate that the net proceeds from this offering will be sufficient to meet our anticipated needs through at least January 2009. Also, because we expect to generate losses for the foreseeable future, income from our operations may not be sufficient to meet our needs after that period. We expect to attempt raise additional funds promptly in order to fund our anticipated growth or more aggressive marketing programs. Obtaining additional financing will be subject to a number of factors including market conditions, investor sentiment, our performance and other factors, many of which may be beyond our control.

Our earnings and business growth strategy depends in large part on the success of our franchisees, and our brand reputation may be harmed by actions taken by our franchisees that are outside of our control.

 We expect that a majority of our earnings will come from royalties, area development fees and other amounts paid by our franchisees. Our franchisees are independent contractors, and their employees are not our employees. We provide training and support to, and monitor the operations of, our franchisees, but the quality of their restaurant operations may be diminished by any number of factors beyond our control. Consequently, our franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements and may not hire and train qualified managers and other restaurant personnel. Any operational shortcoming of a franchise restaurant is likely to be attributed by consumers to our entire system, therefore damaging our brand reputation and potentially affecting our revenues and profitability. Furthermore, if a significant number of our franchisees were to become insolvent or otherwise were unwilling or unable to pay us for food and supplies purchased or royalties, rent or other fees, our revenues would decrease.

Our prospective growth will depend on the ability of our franchisees and, to a lesser extent, the Company to open new restaurants and operate our restaurants profitably; we may experience unexpected delays in opening restaurants and may not be able to operate new restaurants profitably.

Our business is dependent upon our franchisees developing new franchised restaurants and, to a lesser extent, the Company developing new company-operated restaurants, particularly in the case of the Playa Grill & Margarita Bar brand. Our franchisees are generally required under development agreements they enter into with us to develop a predetermined number of stores in their areas over the term of their development agreements. During the next 24 months, we expect that our franchisees will open at least 32 franchised restaurants and that we will open at least two company-operated stores. Our ability to meet these goals depends on a number of factors, such as:

•	the selection and availability of quality restaurant sites;

•	our ability to attract high quality franchisees;

•	our and our franchisees’ ability to negotiate acceptable lease or purchase terms;

•	our and our franchisees’ ability to hire, train and retain the skilled management and other personnel necessary to open new restaurants;

•	our and our franchisees’ ability to secure the governmental permits and approvals required to open new restaurants;

•	our and our franchisees’ ability to manage the amount of time and money required to build and open new restaurants; and

•	the availability of adequate financing on favorable terms.

Many of these factors are beyond the control of us and our franchisees. Any of such factors could slow our growth, impair our strategy and reduce our franchise revenues. We cannot assure you that we will be successful in opening our restaurants in accordance with our present plans and within the timeline or the budgets that we currently project. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us and our franchisees, or that the our restaurants will be operated profitably.

We have a history of losses, we expect to experience continuing losses for at least the next year, and we may never achieve profitability.

We incurred net losses in each of 2006 and 2005 and in the twenty-eight week period ended July 15, 2007. We believe that we will continue to incur net losses for at least the next year, and possibly longer. In addition, we expect that our expenses for the foreseeable future will increase in order to continue the construction and development of additional restaurants and to meet the requirements of being a public company. We may find that these efforts are more expensive than we currently anticipate or that our expansion efforts do not result in proportionate increases in our sales, which would further increase our losses. We cannot predict whether we will be able to achieve profitability in the future.

Our growth may strain our infrastructure and resources, which could slow our development of new restaurants and adversely affect our ability to manage our existing restaurants.

We intend to open four company-owned/operated Playa Grill & Margarita Bar restaurants, one company-owned/operated New York NY Fresh Deli prototype restaurant and 32 franchised restaurants in 2008 and 2009. This expansion and our future growth will increase demands on our management team, restaurant management systems and resources, financial controls and information systems. These increased demands may adversely affect our ability to manage our existing restaurants. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be adversely affected.

Unexpected expenses and low market acceptance of our restaurant brands could adversely affect the profitability of restaurants that we open in new markets.

As part of our expansion strategy, we plan to open franchised and company-operated restaurants in markets in which we have no prior operating experience and in which our brand may not be well known. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns than restaurants in our existing markets. As a result, we and our franchisees may incur costs related to the opening, operation and promotion of these new restaurants that are greater than those incurred in existing markets. Due to these factors, sales at restaurants opening in new markets may take longer to achieve average unit volumes compared with our existing restaurants, if at all, which would adversely affect the profitability of those new restaurants and our royalty income.

Our expansion in existing markets may cause sales in some of our existing restaurants to decline.

Our growth strategy includes opening new franchised and company-operated restaurants in our existing markets. We may be unable to attract enough guests to our new restaurants for them to operate profitably. In addition, guests to our new restaurants may be former guests of one of our existing restaurants in that market, which may reduce guest visits and sales at those existing restaurants, adversely affecting our franchise revenues.

If our distributors or suppliers do not provide food and beverages to us in a timely fashion, we may experience short-term supply shortages and increased food and beverage costs.

We currently depend on a limited number of national and regional food distribution service companies to provide food and beverage products to all of our restaurants. We do not have a long-term contractual arrangement with any of our distribution service companies. If a distributor or supplier ceases doing business with us, we could experience short-term supply shortages in some or all of our restaurants and could be required to purchase food and beverage products at higher prices until we are able to secure an alternative supply source. In addition, any delay in replacing our suppliers or distributors on acceptable terms could, in extreme cases, require us to remove temporarily items from the menus of one or more of our restaurants. Also, our business could be damaged if our suppliers or distributors provide us with poor quality or dangerous products, such as meat products that may be tainted by e coli.

Our failure to protect our trademarks, service marks, or trade secrets could negatively affect our competitive position and the value of our brands.

Our business prospects depend in part on our ability to develop favorable consumer recognition of our brand names. Our trademarks and service marks could be imitated in ways that we cannot prevent. Alternatively, third parties may attempt to cause us to change our name or not operate in a certain geographic region if our name is confusingly similar to their name. In addition, we rely on trade secrets, proprietary know-how, brands, and recipes. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel, or suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how, or recipes, the appeal of our restaurants could be reduced and our business could be harmed.

We may experience higher operating costs than anticipated, which would adversely affect our operating results if we cannot increase menu prices to cover them.

Our operating results will be significantly dependent on our and our franchisees’ ability to anticipate and react to increases in food, labor, employee benefits and other costs. The cost of many items to be served in our restaurants will be subject to seasonal fluctuations, weather, demand and other factors. We and our franchisees will be competing with other restaurants for experienced management personnel and hourly employees. We and our franchisees will likely be required to enhance our wage and benefits package as we grow our business in order to attract qualified management and other personnel. In addition, any increase in the federal minimum wage rate would likely cause an increase in our labor costs. We cannot assure you that we will be able to anticipate and react to changing costs through our purchasing and hiring practices or menu price increases. As a result, increases in operating costs could have a material adverse effect on our business and results of operations.

We may be harmed by actions taken by our franchisees that are outside of our control.

Our franchisees and their associates are generally independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area franchisees and associates may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer and system wide sales could decline.

We could face labor shortages that could adversely affect our results of operations.

Our success will depend in part upon our ability and the ability of our franchisees to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to continue our operations and to keep pace with our growth. Qualified individuals of the requisite caliber and quantity needed to fill these positions may be in short supply. We may have difficulty hiring and retaining qualified management and other personnel. Any inability to recruit and retain sufficient qualified individuals may adversely affect operating results at any existing restaurant and delay the planned openings of additional restaurants. Any delays in opening restaurants or any material increases in employee turnover rates in our restaurants could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of competent employees, resulting in higher labor costs.

Our restaurants will initially be concentrated geographically; if the region in which our restaurants are located experiences an economic downturn or other material changes, our business results may suffer.

We currently operate one restaurant, which is located in California. We have franchised restaurants in 9 states. As a result, our business and our financial or operating results may be materially adversely affected by adverse economic, weather or business conditions (including reductions in tourism) in California and other areas where we have franchised restaurants.

Our restaurants may not be able to compete successfully with other restaurants, which could adversely affect our results of operations.

If our restaurants are unable to compete successfully with other restaurants in new and existing markets, our results of operations will be adversely affected. The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than us, including a large number of national and regional restaurant chains. Some of our competitors have been in existence for a substantially longer period than us and may be better established in the markets where our restaurants are or may be located. To the extent that we open restaurants in larger cities and metropolitan areas, we expect competition to be more intense in those markets. We also compete with other restaurants for experienced management personnel and hourly employees and with other restaurants and retail establishments for quality sites.

Changing consumer preferences and discretionary spending patterns could force us to modify our concepts and menus and could result in a reduction in our revenues.

Even if we are able to compete successfully with other restaurant companies, we may be forced to make changes in our concepts and menus in order to respond to changes in consumer tastes or dining patterns. Consumer preferences could be affected by health concerns about the consumption of food in our categories, changes in perception of any purported health benefits of our categories, including any reduction of recent favorable publicity as to such benefits, or by specific events such as E. coli food poisoning or outbreaks of “mad cow” and “foot and mouth” disease. If we change a restaurant concept or menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors. Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income, fuel costs and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could reduce revenues.

Establishing and developing restaurant chains is highly speculative and inherently risky.

The restaurant industry involves a substantial degree of risk. The commercial success of each business is largely determined by consumer tastes, which are unpredictable and constantly changing. Moreover, the public appeal of any particular restaurant depends on factors that cannot readily be ascertained in advance and over which we may have no control, including, but not limited to, the following:

•	the demand for and acceptance of our menu offering, the magnitude and timing of marketing initiatives;

•	the maintenance and development of our strategic relationships;

•	the introduction, development, timing, competitive pricing and market acceptance of our offerings and those of our competitors;

•	the attraction and retention of key personnel, our ability to manage our anticipated growth and expansion;

•	our ability to attract qualified franchisees; and

•	technical difficulties or downtime and other delays affecting the quality of our food.

Accordingly, we cannot assure you of the popularity of our offerings or profitability of our business.

Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

As discussed above, our strategy will include expanding our assets and operations, including through business combinations or acquisition. Integrating newly-acquired businesses is expensive and time consuming. Combinations and acquisitions involve inherent risks, such as:

•
uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities of, acquisition or other transaction candidates;

•	the potential of key management and employees of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from a combination or acquisition;

•	problems that could arise from the integration of the acquired business or assets; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the combination or acquisition.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from any combination or acquisition or could result in unexpected liabilities.

We are dependent on our management.

We expect to rely on our management team to oversee and manage virtually all aspects of our business and affairs, to make all decisions regarding the conduct of our business and operations and to provide us with essential services, which will principally relate to the development and marketing of our business. Accordingly, the success of our business and the ability to recoup your original investment and to achieve any return on your investment in us depend on the continued contributions and services of these individuals as well as their ability and judgment in managing the development, launch, distribution, marketing and financing of the Company and otherwise providing administrative services to us. The loss of their services or their inability to perform their services effectively would have a material adverse effect on our business. We do not maintain key person insurance for any member of our management team, and none of our management team is bound by any employment agreement with us.

Our officers and directors are, and may in the future become further, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest.

Our Chairman and CEO and another director have contractual and fiduciary obligations to or are affiliated with Restaurant Acquisition Partners, Inc. Our officers and directors may in the future become affiliated with other entities engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

Risks Related to the Restaurant Industry

Negative publicity surrounding restaurants or the consumption of beef, seafood, poultry or produce generally, or shifts in consumer tastes, could negatively impact the popularity of restaurants.

Our success will depend, in part, upon the popularity of our food products, our ability to develop new menu items that appeal to consumers and what we believe are emerging trends in consumer preferences. We will also depend on continuing trends toward consumers eating away from home more often. Shifts in consumer preferences away from our restaurants or cuisine, our inability to develop new menu items that appeal to consumers or changes in our menu that eliminate items popular with some consumers could harm our business and future profitability.

The popularity of restaurants in general, and menu offerings in particular, are key factors to the success of restaurant operations. Negative publicity resulting from poor food quality, illness, injury or other health concerns, whether related to a particular restaurant or to the beef, seafood, poultry or produce industries in general (such as negative publicity concerning the accumulation of carcinogens in seafood, e-coli, Hepatitis A and outbreaks of “mad cow” or “foot-and-mouth” disease), could decrease the appeal of our restaurants to consumers. In addition, other shifts in consumer preferences, whether because of dietary or other health concerns or otherwise, could make our restaurants less appealing and adversely affect our restaurants and the restaurant industry in general.

Increases in the prices of, or reductions in the availability of, seafood, poultry, beef or produce could reduce our restaurant operating margins and adversely affect our restaurants’ operating results.

The profitability of our restaurants depends significantly on our ability to anticipate and react to changes in seafood, poultry, beef, or produce costs. The supply and price of these items is more volatile than other types of food. The type, variety, quality, and price of seafood, poultry, beef, and produce is subject to factors beyond our control, including weather, transportation costs, governmental regulation, availability, and seasonality, each of which may affect our food costs or cause a disruption in our supply. We currently do not purchase seafood, poultry, beef or produce pursuant to long-term contracts or use financial management strategies to reduce our exposure to price fluctuations. Changes in the price or availability of certain types of seafood, poultry, beef or produce could affect our ability to offer a broad menu and price offering to our guests and could reduce our operating margins and adversely affect our results of operations.

We may be dependent on a limited number of suppliers and our profitability will depend in part on our ability to anticipate and react to changes in food and supply costs. We may rely on one or two primary distributors of our food and paper goods. Any increases in distribution prices or failure by our distributors to perform could adversely affect our operating results. In addition, we will be susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions, fuel costs and government regulations. Failure to anticipate and adjust our purchasing practices to these changes could negatively impact our business. Our ability to raise sales prices in response to rising costs may be limited, and our profitability could be adversely affected if costs were to rise substantially. Moreover, passing price increases on to our customers could result in losses in sales volume or margins in the future.

There are risks associated with our franchising and area developer model strategy.

We have incorporated a franchising and area developer model into our business strategy. We may not be successful in attracting qualified franchisees and developers that have the business abilities and access to financial resources necessary to open our restaurants or to successfully develop or operate our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy requires us to devote significant management and financial resources to support the franchise of our restaurants. Our future performance and growth depends, in large part, on our franchisees’ ability to execute our brand and capitalize upon our brand recognition and marketing. If our franchisees are unable to locate suitable sites for new restaurants, negotiate acceptable lease or purchase terms, obtain the necessary financial or management resources meet construction schedules or obtain the necessary permits and government approvals, our growth plans may be negatively affected. Moreover, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline if our franchisees do not operate successfully.

We are subject to extensive regulation as a franchisor.

As a franchisor, we are subject to regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised restaurants will negatively affect us and our growth strategy more than if we planned to develop additional company-owned stores.

Also, if we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. Expensive litigation with our franchisees or government agencies may adversely affect both our profits and our relations with our franchisees.

A decline in visitors to any of the retail centers, shopping malls, or entertainment centers or other areas where restaurants are typically located could negatively affect restaurant sales.

Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers and entertainment centers. The success of restaurants depends on high visitor rates at these centers to attract guests to restaurants. If visitor rates to these centers decline due to economic or political conditions, anchor tenants closing in retail centers or shopping malls in which some restaurants may operate, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending, increasing petroleum prices, or otherwise, restaurant unit volumes could decline and adversely affect a restaurant’s results of operations.

The restaurant industry is intensely competitive and success depends on the ability to maintain a competitive position.

The restaurant industry is intensely competitive and we will compete for customers with many well-established food service companies on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. We will compete with other restaurants, fast-food restaurants, delicatessens, cafes, bars, take-out food service companies, supermarkets and convenience stores. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins. We expect to spend significant resources to differentiate our customer experience from the offerings of our competitors.

Many of our potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. As competitors expand their operations, we expect competition to intensify. We also will compete with other employers in our markets for hourly workers and may be subject to higher labor costs. There are a great number of restaurants, both locally owned and members of regional or national chains, with which a potential target may compete directly and indirectly. Some competitors may be significantly larger, have greater financial and other resources, have been in existence longer and are better established in areas where the restaurants of a potential target are, or will be, located.

We also compete with other franchisors for franchisees.

If general economic and political conditions worsen, consumer spending may decline, which would adversely affect restaurant sales and results of operations.

The restaurant industry is vulnerable to changes in economic and political conditions, on both national and local levels. In particular, future terrorist attacks and military and governmental responses and the prospect of future wars may exacerbate negative changes to economic conditions. When economic or political conditions worsen, guests may reduce their level of discretionary spending. We believe that a decrease in discretionary spending (including that resulting from higher consumer energy costs) could impact the frequency with which guests choose to dine out or the amount they spend on meals while dining out, thereby adversely affecting restaurant sales and results of operations.

Additionally, a decrease in discretionary spending could adversely affect the ability to price menu items at favorable levels, adversely affecting sales and results of operations.

Regulations affecting the operation of our restaurants could increase our operating costs and restrict our growth.

Each of our franchised and company restaurants must obtain licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant must obtain a food service license from local health authorities. Each restaurant’s liquor license must be renewed annually and may be revoked at any time for cause, including violation by us or our employees of any laws and regulations relating to the minimum drinking age, advertising, wholesale purchasing and inventory control. In certain states, including states where we have existing restaurants or where we plan to open restaurants in the near term, the number of liquor licenses available is limited and licenses are traded at market prices. If we are unable to maintain our existing licenses, or if we choose to open a restaurant in those states, the cost of a new license could be significant. Obtaining and maintaining licenses is an important component of our restaurant operations, and the failure to obtain or maintain food and liquor licenses and other required licenses, permits, and approvals would adversely impact our existing restaurants and our growth strategy.

In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to reconfigure our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations, such as the federal Americans with Disabilities Act, which governs access for the disabled. If any of the above costs increase, we cannot assure you that we or our franchisees will be able to offset the increase by increasing our menu prices or by other means, which would adversely affect our results of operations.

Litigation concerning our food quality, our employment practices, liquor liability, and other issues could result in significant expenses to us and could divert resources from our operations.

Like other restaurants, we may receive complaints or litigation from, and potential liability to, our guests involving food-borne illness or injury or other operational issues. We may also be subject to complaints or allegations from, and potential liability to, our former, existing or prospective employees involving our restaurant employment practices and procedures. In addition, we are subject to state “dram shop” laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under “dram shop” statutes. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, our sales may be adversely affected by publicity resulting from such claims. Such claims may also be expensive to defend and may divert time and money away from our operations and adversely affect our financial condition and results of operations.

Labor shortages or increases in labor costs could slow our growth or adversely affect our results of operations.

Our success depends in part on the ability of our franchised and company restaurants to attract, motivate and retain a sufficient number of qualified restaurant employees, including restaurant general managers and kitchen managers, necessary to continue our operations and keep pace with our growth. This ability is especially critical to our company because of our relatively small number of existing restaurants and our current development plans. If we and our franchisees are unable to identify and attract a sufficient number of qualified employees, we and our franchisees will be unable to open and operate the new locations called for by our development plans.

Competition for qualified restaurant employees in our current or prospective markets could require us and our franchisees to pay higher wages and benefits, which could result in higher labor costs. In addition, we and our franchisees have a substantial number of hourly employees who are paid the federal or state minimum wage and who rely on tips for a significant portion of their income. Government-mandated increases in minimum wages, overtime pay, paid leaves of absence, or health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements, could increase our and our franchisees’ labor costs and reduce our operating margins.

Risks Related to this Offering

There has previously been no active public market for our units and holders of our units may not be able to resell them at or above the price at which they purchased them, or at all.

 Prior to this offering, there has been no active public market for our units, and our shares of common stock experienced limited trading on the pink sheets and the Frankfurt Stock Exchange. We cannot predict the extent to which a trading market will develop or how liquid that market may become. The public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our units following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors,

•	announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments,

•	the uncertainty of public response to our properties,

•	commencement of, or our involvement in, litigation,

•	any major change in our board of directors or management,

•	changes in governmental regulations or in the status of our regulatory approvals, and

•	general economic market conditions and other factors, including factors unrelated to our own operating performance such as consumer spending levels.

If we cannot meet the continuing listing requirements of the American Stock Exchange (“AMEX”) and related rules, such exchange may delist our securities, which could negatively affect the price of our securities and your ability to sell our securities.

Simultaneously with the closing of this offering, our units are expected to trade on AMEX. In the future, we may not be able to meet the continuing listing requirements of AMEX, which require, among other things, a majority of “independent” directors on our board of directors and timely filing of our quarterly and annual reports with the SEC. AMEX will consider the suspension in trading in, or removal from listing of, our securities when, in the opinion of AMEX our financial condition or operating results appear to be unsatisfactory (for example, if we do not have at least $4,000,000 in stockholders’ equity and have net losses or losses from continuing operations in the last five fiscal years), the public distribution or aggregate market value of our securities has become so reduced as to make further dealings on AMEX inadvisable (for example, if the number of our publicly-held shares, excluding any held by affiliates and controlling stockholders, is less than 200,000, our total number of public stockholders is less than 300 or the aggregate market value of our publicly-held shares is less than $1,000,000 for 90 days), we have disposed of our principal operating assets or ceased to be an operating company, we fail to comply with our listing agreements with AMEX, or any other event occurs or any condition exists that makes further dealings on AMEX unwarranted. If we are unable to satisfy AMEX criteria for continued listing, our units could be subject to delisting. Trading, if any, of our units would thereafter be conducted in the National Association of Securities Dealers, Inc.’s “over-the-counter bulletin board” or on the “pink sheets.” As a consequence of any such delisting, the public price of our units could be adversely affected and a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our units.

We will have broad discretion over how we use the proceeds of this offering, and we may use them for corporate purposes that do not immediately enhance our profitability or market share.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We intend to use a substantial part of the net proceeds from this offering to retire outstanding debt and may use the balance of the net proceeds for other corporate purposes that do not immediately enhance our profitability or increase our market value.

You will suffer an immediate and substantial dilution in the shares of common stock included in the units you purchase.

The assumed public offering price of $6.00 per share of common stock, assuming no value is attributed to the warrants, is substantially higher than the pro forma net tangible book value per share immediately after the offering. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution of approximately $4.03 per share, or approximately 67.1% of the assumed offering price. See “Dilution” for a more detailed description of the dilution you will experience if you purchase our shares in this offering. The exercise of warrants to purchase 1,586,972 shares of common stock, and future stock issuances as well as additional potential future issuances of stock options, may result in significant further dilution to investors. Of these securities, we expect to issue warrants to purchase shares of common stock prior to the completion of this offering. If our outstanding warrants to purchase 1,586,972 shares of common stock were exercised at the closing of this offering, investors purchasing shares in this offering would see net dilution of approximately $3.72 per share.

There may be substantial sales of our common stock after the expiration of lock-up periods, which could cause our stock price to fall.

After this offering, 2,722,528 shares of our common stock will be outstanding and 3,456,972 warrants will be outstanding, which are exercisable for 3,456,972 shares of our common stock. All of the shares of our common stock sold in this offering will be freely tradable, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 2,722,528 shares of our common stock to be outstanding at the closing of this offering, 80,529 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 12 months after the date of this prospectus, and 1,858,824 shares (including 1,730,258 shares issuable upon the exercise of outstanding warrants) being registered for sale under our selling shareholder resale prospectus will be similarly locked-up for six months after the date of this prospectus. In addition, the potential future exercise of stock options to purchase our common stock could result in our issuing a significant number of additional shares of common stock. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our common stock may be considered a “penny stock” and may be difficult to trade.

The SEC has adopted regulations which generally define “penny stock” as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The offering price of our shares in this offering is $6.00 per share. The market price of our common stock is likely to fluctuate and could drop below $5.00 per share in the future and, consequently, may be designated as a “penny stock” according to SEC rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser,

•	receive the purchaser’s written agreement to a transaction prior to sale,

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies, and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

 If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our stock price after the offering could be below the offering price.

The offering price of our securities will be determined by negotiations between us and our underwriters and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

An effective registration statement may not be in place when a stockholder desires to exercise warrants, thus precluding such stockholder from being able to exercise his, her or its warrant and causing such warrants to be practically worthless.

None of the warrants included in the units offered by this prospectus will be exercisable, and we may not issue shares of common stock, unless (1) at the time a holder seeks to exercise such warrants, a registration statement is effective with respect to the common stock underlying the public warrants, and (2) the common stock underlying the public warrants has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain an effective registration statement relating to common stock underlying the public warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If a registration statement is not effective with respect to the common stock underlying the warrants or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants and the warrants may expire worthless. If we use our best efforts to register the common stock issuable upon exercise of the warrants and to maintain an effective registration statement, as required under the warrant agreement, then the holders of such warrants will have no recourse against us if we fail to achieve such conditions. If, however, we do not use our best efforts, then we potentially will have liability to the investors for monetary damages resulting from such contract breach.

In no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle any warrant exercise.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.

Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations,

•	our ability to employ and retain qualified employees,

•
the degree and nature of our competition, including announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments,

•	the uncertainty of public response to the our properties,

•	commencement of, or our involvement in, litigation,

•	any major change in our board of directors or management,

•	our ability to comply with the provisions of the Sarbanes-Oxley Act of 2002 and other regulatory requirements,

•	general economic market conditions and other factors, including factors unrelated to our own operating performance such as consumer spending levels, and

•	the other factors referenced in this prospectus, such as those described under “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.”

USE OF PROCEEDS

We estimate that we will receive net proceeds of $8,480.000 from the sale of 1,700,000 units being offered at an assumed public offering price of $6.00 per unit, after deducting $1,020,000 for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $700,000, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional 255,000 units, we will receive an additional $1,377,000 after deducting $153,000 for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of	Percentage of
	Net Proceeds	Net Proceeds
Repayment of outstanding promissory notes (1)	$4,297,000	51%
Business development, growth and potential acquisitions	3,650,000	43%
Working capital and general purposes	533,000	6%
Total	$8,480,000	100%

___________________
(1)
The outstanding promissory notes to be repaid consist of: (i) $1,500,000, plus accrued interest of approximately $15,500 through November 30, 2007, to the holders of our Senior Secured Notes with an interest rate of 12% per annum maturing on January 31, 2008; (ii) $1,750,000, plus accrued interest of approximately $129,000 through November 30, 2007, to the holders of our convertible notes with an interest rate of 8% per annum maturing on April 30, 2008; (iii) $100,000, plus accrued interest of approximately $1,000 through November 30, 2007, to the holder of our Senior Secured Note with an interest rate of 12% per annum maturing on January 31, 2008; (iv) $750,000, plus accrued interest of approximately $21,000 through November 30, 2007, to the holder of our unsecured bridge notes with an interest rate of 12% per annum maturing on July 15, 2008; and (v) $30,000, to the holder of our Promissory Note with an interest rate of 0% per annum maturing on June 30, 2008.

Pending use of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 18 months following the closing of this offering.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. Investors will be relying on the judgment of our management regarding application of the net proceeds of this offering.

DILUTION

Dilution is the difference between the assumed public offering price of $6.00 per share you will pay for each of our shares of common stock and the net tangible book value per share of those shares immediately after you purchase them. You will experience an immediate and substantial dilution of $4.03 out of the $6.00 you pay for a share because the net tangible book value of your shares will immediately be reduced to $1.97 per share. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrant.

At July 15, 2007, we had a net tangible book value deficiency of $3,251,361 or $3.27 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 993,962, the number of shares of our common stock outstanding at July 15, 2007. After giving consideration to the sale of the units in this offering at an assumed public offering price of $6.00 per Unit, the adjusted net tangible book value at July 15, 2007 would have been $5,310,151 or $1.97 per share. This represents an immediate increase in net tangible book value of $5.24 per share to the existing stockholders and an immediate and substantial dilution to new investors of $4.03 per share or 67.1% of the assumed public offering price.

The following table illustrates the per share dilution:

Assumed public offering price per share		$6.00
Net tangible per share book value deficiency before this offering	$(3,251,361)
Pro forma increase attributable to new investors	$8,480,000
Pro forma net tangible book value per share after this offering		$1.97
Pro forma dilution per share to new investors in this offering		$4.03

If all holders of warrants were to exercise those warrants, the pro forma net tangible book value after this offering would be approximately $9,774,805, which would result in dilution to new investors of approximately $3.72 per share, based on outstanding warrants for 1,586,792 shares of our common stock with an average exercise price of $2.81 per share.

The following table shows the number of shares of our common stock to be owned following this offering by our executive officers, directors and affiliated persons, existing stockholders and new investors.

	Shares Acquired		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Executive officers, directors and affiliated persons	80,529	3.0%	$898,882	4.5%	$11.16
Existing stockholders	903,394	33.6%	8,996,867	44.8%	9.85
Placement agent (1)	28,567	1.0%	─	─ %	─
New investors	1,700,000	62.4%	10,200,000	50.7%	6.00
Total	2,722,529	100.0%	$20,095,749	100.00%	7.38

The foregoing presentation does not give effect to the issuance of an additional (i) 1,586,792 shares of common stock pursuant to the exercise of outstanding warrants and (ii) 650,000 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan.

(1)	Represents shares of Common Stock issued to Jesup & Lamont in connection with the August 2007 private financing.

CAPITALIZATION

The following table describes our cash, cash equivalents and capitalization as of July 15, 2007:

•	on an actual basis (giving effect to the 15-to-1 reverse stock split) ;

•
on a pro forma as adjusted basis to give effect to the sale of 1,700,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of July 15, 2007
	Actual	Offering (1)	Pro Forma As Adjusted

Cash and cash equivalents	$76,775	$8,480,000	$4,456,775
Current liabilities	$617,125		$617,125
Capital leases	$188,589		$188,589
Note due to related party	100,000		─
Note payable	30,000		─
Senior secured notes	1,500,000		─
Convertible debenture	1,750,000		─
Total Liabilities	$4,185,714		$805,714(1)

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 50,000,000 shares authorized; 993,962 shares issued and outstanding, actual; 1,700,000 issued in this offering; 2,693,962 shares issued and outstanding, pro forma as adjusted	14,905	1,700	2,693,962
Additional paid-in capital	$9,970,843	$8,478,300	$18,449,143
Accumulated deficit	(11,349,422)		(11,349,422)
Total stockholders’ equity (deficit)	(1,363,674)	8,480,000	7,116,326
Total capitalization	$2,822,040		$7,922,040

(1)	Proceeds from offering used to retire notes, debentures, and note due to related party.

The pro forma as adjusted information set forth in the table excludes 28,566 shares of common stock issued to Jesup & Lamont as placement agent in connection with the August 2007 private placement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Overview

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the high growth casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

•
develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 22 franchised restaurants in 8 states and has signed franchise agreements for another 19 restaurants in the U.S., Japan and the Middle East (of which 10 are currently under development);

•
develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has nine franchised restaurants in the greater Sacramento area in California and has signed a franchise agreement for another restaurant in the Sacramento area; and

•
develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in next 12 months using proceeds from this public offering.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies.

Our revenues are primarily derived from a royalty on sales at franchised restaurants, initial franchise fees from each franchise sold, area development fees and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement. Area developers pay an initial development fee upon the execution of a multi-unit development agreement. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates its estimates and judgments, including those related to its most critical accounting policies, on an ongoing basis. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be responsible under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

The principal sources of revenue are derived from restaurant sales. Restaurant sales are recognized as earned. In connection with franchising activities, we receive initial franchise fees, area development fees and continuing royalties. The initial franchise fee and development fee are recognized as income when the franchised restaurant commences operation, at which time we have fulfilled our obligations relating to such fees. We received no initial franchise fees or developmental fees for the fiscal year ending December 25, 2005. Franchise royalties, which are based upon amounts specified in franchise agreements, range between 0% and 6% of franchised restaurant sales and are recognized as such sales occur.

Cash and Cash Equivalents

We consider all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

Inventories

Inventories, which consist of food products, paper goods and supplies and smallwares are valued at the lower of cost or market, determined under the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

Year
Leasehold improvements	10
Furniture, fixtures and equipment	5-7

Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while improvements are capitalized.

We evaluate property and equipment held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. An impairment is determined by comparing estimated undiscounted future operating cash flows for a restaurant to the carrying amount of its assets. If an impairment exists, the amount of impairment is measured as the excess of the carrying amount over the estimated discounted future operating cash flows of the asset and the expected proceeds upon sale of the asset. Assets held for sale are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets

Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets). As if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value. Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

The costs of advertising, promotion and marketing programs are charged to restaurant operating expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $37,402 and $19,965 for the twenty eight-week period ended July 15, 2007 and July 9, 2006, respectively.

Pre-Opening Costs

All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed as incurred.

Income Taxes

At December 31, 2006, we had a net operating loss carryforward for income tax purposes of approximately $8,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2022, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

We had a net operating loss for the twenty eight-week period ended July 15, 2007. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

Commitments and Contingencies

We lease our office and certain restaurant locations under operating lease agreements. Rent expense totaled $146,155 and $138,474 for the twenty eight-week period ended July 15, 2007 and July 9, 2006, respectively.

Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

Year Ending December
2007	$ 339,219
2008	337,811
2009	334,532
2010	298,382
2011	111,273
Thereafter	626,960

Fiscal Periods

We have a 52/53 week fiscal year ending on the Sunday nearest December 31. The first quarter of the fiscal year is 16 weeks. The second, third and fourth quarters are each 12 weeks.

Results of Operations

The following table sets forth, for the periods indicated, our Consolidated Statements of Income expressed as a percentage of total revenues.

	For the years ended:			Twenty Eight-week periods ended
	December 26,	December 25,	December 31,	July 9,	July 15,
	2004	2005	2006	2006	2007
Revenues
Restaurant Sales	100.00%	94.40%	72.30%	74.9%	75.9%
Equipment & Supply Sales			3.3
Franchise Development Fees			2.5
Franchise Royalties		0.50%	19.5	20.6%	18.3%
Other Revenues		5.10%	2.3	4.6%	5.8%

Total revenues	100%	100%	100%	100.0%	100.0%

Costs and Expenses
Cost of Restaurant Sales	30.60%	27.50%	21.40%	22.5%	23.8%
Restaurant Labor	25.90%	27.30%	22.60%	23.9%	27.0%
Restaurant Occupancy	13.50%	18.10%	15.20%	15.7%	17.5%
Restaurant Operating Expense	11.20%	12.80%	10.50%	10.8%	21.0%
Equipment Operating Expense			3.30%	0.0%	0.0%
Franchise Operating Expense		1.40%	11.30%	10.7%	10.3%
Division Admin Expense		6.20%	41.40%
General and Administrative	586.20%	65%	51.92%	101.9%	77.3%
Depreciation & Amortization	4.80%	5%	5.50%	3.7%	6.3%

Total Costs and Expenses	647.50%	163.40%	183.10%	189.3%	183.3%

Income (Loss) from Operations	-547.50%	-63.40%	-83.10%	-89.3%	-83.3%

Non-operating Income (Expense)
Interest Income	18.90%	7.01%	0.30%	0.6%	0.0%
Interest Expense	-1796%	-5.20%	-4.30%	-4.3%	-53.3%

Total Non-operating Income (Expense)	-1777%	1.80%	-4%	-3.7%	-53.3%

Income (Loss) Continuing Ops	-2325%	-61.60%	-87.10%	-93.0%	-136.6%
Gain (Loss) Discontinued Ops	-2098%	0.70%

Net Income (Loss)	-4423.00%	-60.80%	-87.10%	-93.0%	-136.6%

Results of Operations for the Twenty-Eight Week Period Ended July 15, 2007 vs. the Twenty-Eight Week Period Ended July 9, 2006

Consolidated revenues were $977.7 thousand for the twenty eight-week period ended July 15, 2007 compared to $903.5 thousand for the twenty eight-week period ended July 9, 2006, an increase of $74.2 thousand or 8.21 percent. The increase is primarily due to an increase in restaurant sales from the new company-operated Steve’s Pizza restaurant located in Roseville, CA, which opened in March 2007.

Consolidated operating expenses were $1,791.9 thousand for the twenty eight-week period ended July 15, 2007 compared to $1,710.4 thousand for the twenty eight-week period ended July 9, 2006, an increase of $84.5 thousand or 4.9 percent. The increase is primarily due to an increase in total restaurant level expenses related to the new company-operated Steve’s Pizza restaurant resulting in $214.5 thousand increase of which pre-opening expenses were $47.2 thousand. General and administrative expenses were reduced by $157.3 thousand through various cost-cutting measures.

Interest expense and loan fees were $520.9 thousand for the twenty eight-week period ended July 15, 2007 compared to $39.2 thousand for the twenty eight-week period ended July 9, 2006, an increase of $481.7 thousand or 1,228.8 percent. The increase is primarily due to $353.8 thousand in loan fees and interest from the March $1.5 million Senior Secured Note, and an increase in the interest rate on the $1.7 million Convertible Debentures from 4% to 8%.

Playa Grill & Margarita Bar Operations

Revenues were $615.2 thousand for the twenty eight-week period ended July 15, 2007 compared to $652.0 thousand for the twenty eight-week period ended July 9, 2006, a decrease of $36.8 thousand or 5.6 percent primarily due to a decline in overall mall traffic in the Stanford shopping center in which the restaurant is located.

Operating expenses were $621.9 thousand for the twenty eight-week period ended July 15, 2007 compared to $683.4 thousand for the twenty-eight week period ended July 9, 2006, a decrease $61.5 thousand or 9.0 percent primarily due to lower variable restaurant costs associated with lower restaurant sales and a decrease of 35.6 thousand in division administrative expenses reclassified to the corporate level for the twenty eight-week period ended July 15, 2007.

Steve’s Pizza Operations

Revenues were $196.2 thousand for the twenty eight-week period ended July 15, 2007 compared to $122.6 thousand for the twenty eight-week period ended July 9, 2006, an increase of $73.6 thousand or 60.0 percent primarily due to restaurant sales from the restaurant that we owned through August 2007 that opened in March 2007 in Roseville, California. The Roseville Restaurant was transferred to a franchisee in August 2007.

Operating expenses were $385.6 thousand for the twenty eight-week period ended July 15, 2007 compared to $171.0 thousand for the twenty eight-week period ended July 9, 2006, an increase of $241.6 thousand or 125.5 percent primarily due to $283.3 thousand from the restaurant that we owned through August 2007 that opened in March 2007, and a decrease in division administrative expenses of $42.1 thousand.

New York NY Fresh Deli Operations

Revenues were $109.9 thousand for the twenty eight-week period ended July 15, 2007 compared to $113.2 thousand for the twenty eight-week period ended July 9, 2006, a decrease $3.6 thousand, or (3.2) percent, primarily due to a $21.1 thousand decrease in franchise royalties as a result of decreased royalties from franchise restaurants exiting the system, an increase in franchise development fees of $42.5 thousand from the opening of two new franchised restaurants and a $24.3 decrease in restaurant sales from the South Jordan, UT company restaurant that was transferred to a franchisee in June 2006.

Operating expenses were $275.8 thousand for the twenty eight-week period ended July 15, 2007 compared to $287.3 thousand for the twenty eight-week period ended July 9, 2006, a decrease $11.5 thousand or 4.0 percent primarily due to a decrease in administrative expenses of $27.0 thousand from staff reductions and the elimination of a division office.

Results of Operations for the Fifty-Three Week Period Ended December 31, 2006 vs. the Fifty-Two Week Period Ended December 5, 2005

Consolidated revenues were $1,719.3 thousand in fiscal year 2006 compared to $1,345.9 thousand in fiscal year 2005, an increase of $373.4 thousand or 27.7 percent. The increase is primarily due to fifty-three weeks of franchise royalties in 2006 from Steve’s Pizza compared to four weeks of franchise royalties in 2005 and forty-two weeks of franchise royalties in 2006 from New York NY Fresh Deli accounting for $335.7 thousand of the increase. Steve’s Pizza was acquired in December, 2005. New York, NY Fresh Deli was acquired in March 2006.

Consolidated operating expenses were $3,148.3 thousand in fiscal year 2006 compared to $2,182.2 thousand in fiscal year 2005, an increase of $966.1 thousand or 44.3 percent. The increase is primarily due to higher administrative expenses and franchise operating expenses required to support the Steve’s Pizza and New York NY Fresh Deli operations.

Interest income was $5.7 thousand in fiscal 2006 compared to $92.5 thousand in fiscal 2005, a decrease of $86.8 thousand or 93.8 percent, the result of a the repayment of the $1,863.6 thousand note receivable, bearing interest at 8% per annum, made in connection with the investment in Caribbean Restaurant Concepts, Inc.

Interest expense was $74.1 thousand in fiscal 2006 compared to $68.6 thousand in fiscal 2005, an increase of $5.5 thousand or 8.0 percent, the result of a $56.6 thousand note in connection with the purchase of New York NY Fresh Deli in March of 2006 and a $300.0 thousand note with a related party in December of 2006 to fund the construction in progress on the Steve’s Pizza restaurant in Roseville, CA.

Playa Grill & Margarita Bar Operations

Revenues were $1,218.4 thousand in fiscal year 2006 compared to $1,271.9 thousand in fiscal year 2005, a decrease of $53.5 thousand or 4.21 percent primarily due to a decline in overall traffic in the Stanford shopping center in which the restaurant is located.

Operating expenses were $1,283.7 thousand in fiscal year 2006 compared to $1,300.5 thousand in fiscal year 2005, a decrease of $16.8 thousand, or 1.3 percent, primarily due to lower variable restaurant operating costs reflecting lower restaurant sales.

Steve’s Pizza Operations

Revenues were $187.4 thousand in fiscal year 2006 compared to $6.7 thousand in fiscal year 2005, an increase $180.7 thousand, or 2,697.0 percent and operating expenses were $270.5 thousand in fiscal year 2006 compared to $9.9 thousand in fiscal year 2005 reflecting a full year’s operation. Steve’s Pizza was acquired in December 2005.

New York NY Fresh Deli Operations

New York NY Fresh Deli was acquired at the end of the first quarter of fiscal year 2006.

Results of Operations for the Fifty-Two Week Period Ended December 25, 2005 vs. the Fifty-Two Week Period Ended December 26, 2004

Consolidated revenues were $1,319.4 thousand in fiscal year 2005 compared to $103.8 thousand in fiscal year 2004, an increase of $1,215.6 thousand or 1,171.1 percent. The increase is primarily due to fifty two-weeks of restaurant sales in 2005 compared to four weeks of restaurant sales in 2004 resulting in $1,141.5 thousand increase in revenue. An additional $67.4 thousand of the increase came from consulting fees realized from the acquisition of Pacific Ocean Restaurants in mid 2005 and franchise royalty revenue of $6.7 thousand realized from the acquisition of Steve’s Pizza, Inc. in December 2005.

Consolidated operating expenses were $2,155.6 thousand in fiscal year 2005 compared to $766.9 thousand in fiscal year 2004, an increase of $1,388.7 thousand or 181.1 percent. The increase is primarily due to fifty two- weeks of restaurant expenses and depreciation and amortization in 2005 compared to four weeks of restaurant of restaurant expenses and depreciation in 2004 resulting in $1,102.4 thousand increase in expenses. General and administrative expenses increased $267.5 thousand in fiscal 2005 due to $79.2 thousand for the Playa Grill & Margarita Bar brand, and $188.3 due to an increase in infrastructure overhead required to support both our administration and growth.

Interest income was $92.5 thousand in fiscal 2005 compared to $19.6 thousand in fiscal 2004, an increase of $75.9 thousand or 371.9 percent the result of a $1,863.6 thousand note receivable bearing 8.0% interest made in connection with the investment Caribbean Restaurant Concepts, Inc.

Interest expense was $68.6 thousand in fiscal 2005 compared to $1,864.0 thousand in fiscal 2004, a decrease of $1,795.4 or 2,617.2 percent. The convertible debentures initially bore interest at 4% and are convertible into our common stock at the lesser of $1 per share or a 20% discount to the average closing price of our common stock for the five business days prior to conversion. In accordance with EITF 98-5, this has been reflected as a beneficial conversion feature in the amount of $1,750.0 thousand and is included with interest expense in 2004.

Net gain from discontinued operations was $9.7 thousand in fiscal 2005 compared to net loss from discontinued operations in 2004 of $2,067.8, an increase of $2,077.5. In 2004, we terminated the development of our Passport-A-Taste of Europe brand and recorded charges from long-lived asset impairments, lease terminations and operating losses. In the fourth quarter of 2004 after a comprehensive analysis that examined the brand not meeting minimum return on investment thresholds and certain other operating performance criteria, development of the brand ceased, operating restaurants were closed and leases were terminated resulting in $153.9 thousand charges from long-lived asset impairments, lease terminations and operating losses from the abandonment of the Passport-A-Taste of Europe brand. In December 2005 after reviewing the development opportunities for the Pusser’s Landing Restaurant brand and determining the opportunities were not compatible with our growth strategy, the interest in Pusser’s Landing was sold back to Caribbean Restaurant Concepts for a gain of $163.6 thousand.

Playa Grill & Margarita Bar Operations

Restaurant sales net of discounts in fiscal 2005 were $1,245.3 thousand compared to $1,165.7 thousand for 2004, an increase of $82.6 thousand, or 7.1 percent, primarily due to refocused energies and attention to service, food and liquor offering and marketing efforts, building a larger catering component, a slowly recovering economy in the Northern California Bay Area, and the departure of a competitor from the Stanford shopping center.

Profit after labor in fiscal 2005 was 40.3 percent of restaurant sales or $512.0 thousand compared to 37.6 percent of restaurant sales or $447.5 thousand in 2004, an increase of $64.5 thousand. Manager bonus expense in fiscal 2005 was $6.8 thousand compared to $0 in 2004.

Income before depreciation and amortization in fiscal 2005 was 10.1 percent of Restaurant sales or $128.7 thousand compared to 3.5 percent of Restaurant sales or $41.1 thousand in 2004, an increase of $87.6 thousand.

Results of Operations for the Fifty-Two Week Period Ended December 26, 2004 vs. the Fifty-Two Week Period Ended December 28, 2003

Consolidated revenues were $103.8 thousand in fiscal year 2004 compared to $0 in fiscal year 2003. The increase is due to four weeks of restaurant sales from the newly acquired Playa Grill & Margarita Bar and recording 2003 restaurant sales from Passport-A-Taste of Europe into net loss from discontinued operations.

Consolidated operating expenses were $766.9 thousand in fiscal year 2004 compared to $1,802.2 thousand in fiscal year 2003, a decrease of $1,035.3 thousand or 57.5 percent. General and administrative expenses decreased $1,178.3 thousand in 2004 in association with the abandonment of Passport-A-Taste of Europe and the restructuring and down sizing of the organization.

Interest income was $19.6 thousand in fiscal year 2004 compared to $0 in fiscal year 2003.

Interest expense was $1,864.0 thousand in fiscal year 2004 compared to $67.3 thousand in fiscal year 2003, an increase of $1,796.7 or 26.7 percent. The convertible debentures initially bore interest at 4% and are convertible into our common stock at the lesser of $1 per share or a 20% discount to the average closing price of our common stock for the five business days prior to conversion. In accordance with EITF 98-5, this has been reflected as a beneficial conversion feature in the amount of $1,750.0 thousand and is included with interest expense in 2004.

Net loss from discontinued operations was $2,067.8 thousand in fiscal year 2004 compared to a $788.3 thousand net loss from discontinued operations in fiscal year 2003, an increase of $1,279.5 or 162.3 percent. In the fourth quarter of 2004 after a comprehensive analysis that examined the brand was not meeting minimum return on investment thresholds and certain other operating performance criteria, development of the brand ceased, operating restaurants were closed and leases were terminated, we terminated the development of our Passport-A-Taste of Europe brand and recorded charges from long-lived asset impairments, lease terminations and operating losses in 2004 and 2003.

Playa Grill & Margarita Bar Operations

The Playa Grill & Margarita Bar was acquired with four weeks left in fiscal year 2004. Restaurant sales were $103.4 and income before depreciation and amortization was $14.0 thousand or 13.5%.

Liquidity and Capital Resources

Working Capital

Our primary sources of liquidity are borrowings, private equity placements and cash flows from operations, which were a negative $1,350.0 thousand for the twenty eight-week period ended July 15, 2007 compared to a negative 840.4 thousand for the twenty eight-week period ended July 9, 2006; a negative $1,445.5 thousand in fiscal 2006 compared to a negative $862.2 thousand in fiscal year 2005 compared to a negative $1,807.1 thousand in fiscal year 2004 compared to a negative $1,132.0 thousand in fiscal year 2003. We used cash reserves from financing activities to fund the negative cash flows from operations.

Our working capital at July 15, 2007 was $76.8 thousand compared to $508.0 thousand at July 9, 2006.

Based on current operations and anticipated sales and franchise growth, management believes that cash flow from operations will not be sufficient to meet all of our current capital expenditure and working capital needs. We believe that the net proceeds from this offering will be sufficient to fund our current operating activities for at least 18 months and will provide sufficient funds to complete our capital expenditure plans.

Capital Expenditures

In March 2007, we opened a Steve’s Pizza restaurant in Roseville, CA. The expenditure for property and equipment totaled $624,184, $406,058 from cash and $218,126 from capital lease financing.

In March 2006, we acquired substantially all of the assets used in the operation of New York NY Fresh Deli restaurants from New York New York Franchising, Inc., a Colorado corporation, for 150,000 shares of our common stock, $275,000 in cash, a convertible promissory note in the amount of $56,554 and the assumption of certain liabilities in the amount of $56,776.

In December 2005, we acquired 100 percent of Steve’s Pizza Franchise Corp, a California corporation, which franchises quick casual restaurants under the trade name “Steve’s Pizza” for 10,000 shares of our common stock, $35,000 in cash.

In June 2005, we agreed to acquire 100 percent of Pacific Ocean Restaurants, Inc. for 800,000 shares of our common stock. As of July 9, 2006, 33,680 shares of common stock have not been issued.

In December 2004, we acquired substantially all of the assets used in the operation of Playa Grill & Margarita Bar and the outstanding capital stock of Palo Alto Fuego, Inc., a California corporation, for $256,865 in cash and the assumption of certain liabilities in the amount of $271,212.

Debt

In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the Note divided by (B) the Applicable Exercise Price and will have an exercise price equal to the Applicable Exercise Price. The Applicable Exercise Price will equal 50% of the public offering price in this offering. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.

On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.01 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in this offering. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500. As of July 15, 2007, accrued interest of $7,500 is included in accrued expenses in the accompanying balance sheet.

In April 2007, we retired the $300,000 Promissory Note to a related party and accrued interest with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes and the issuance of new 12% Promissory Note in the amount of $100,000. The 12% Promissory Note is due in full upon the closing of this offering. Interest is payable monthly. As of July 15, 2007, accrued interest of $3,500 is included in accrued expenses in the accompanying balance sheet.

The convertible debentures initially bore interest at 4% and are convertible into our common stock at the lesser of $1 per share or a 20% discount to the average closing price of our common stock for the five business days prior to conversion. Interest is payable annually in December, the note is due in full in June 2007. In March 2007, the convertible debenture was amended to: (1) extend the maturity to December 31, 2007 at which date the note shall be payable in full, and (2) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, we issued the note holder 200,000 warrants to purchase shares of our common stock at a price equal to fifty percent of the public offering price of the securities in this offering.

On July 10, 2007, the convertible debenture was amended to defer the interest payment due on June 30, 2007 to the earliest of (i) December 31, 2007, (ii) obtaining a minimum of $500,000 (gross) of third party financing, (iii) the completion of a public offering of our common stock, and (iv) the conversion of the convertible debentures into our common stock. In consideration of the foregoing, a further payment of $15,000 shall be made at the time the note falls payable. As of July 15, 2007, accrued interest and loan fees of $90,385 are included in accrued expenses in the accompanying balance sheet. In August 2007, the holder of the convertible debenture waived its right to convert the convertible debenture into our common stock.

In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008 (the “Maturity Date”), together with warrants to purchase shares of our common stock at an exercise price equal to 50% of the public offering price in this offering.

Centrecourt Participation Right

In connection with the March 27, 2007 issuance of $1,500,000 of Senior Secured Notes, Centrecourt Asset Management has an additional participation right in certain future offerings. For a period of two years from March 27, 2007, the Centrecourt Asset Management has the right to participate in up to 100% of any debt or equity financing, other than a Qualified Equity Offering that is a public offering or an Exempt Issuance (for the sake of clarity, the Centrecourt Asset Management has the right to do all or a portion of the financing, to the exclusion of any other party, regardless of the amount) of the Company on the same terms as those offered to such third party providing the financing by giving notice to the Company within 10 Business Days after receipt of an investment request.

Private Financings

We completed private financing transactions in December 2006, February 2007, March 2007 and August 2007, respectively, in which we raised total gross proceeds of $2,250,000 from accredited investors. A summary of the financings is set forth below:

On December 1, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our Chairman and a director and major stockholder, loaned us approximately $28,942 plus a service fee of $500, to fund buildout costs for the Steve’s Pizza prototype restaurant that opened in 2007.

On December 21, 2006, the Trust loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note bore interest at 15% per annum. We used approximately $30,000 of the proceeds of the Bridge Loan to retire the loan described in the preceding paragraph, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype buildout.

In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the note divided by (B) the applicable exercise price and will have an exercise price equal to the applicable exercise price. After determination of the Applicable Exercise Price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.

On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.01 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in the equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500.

In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, we paid our private placement agent cash compensation equaling $180,000 and issued to our private placement agent warrants to purchase 250,000 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants expire on March 23, 2012.

In April 2007, we retired the $300,000 promissory note and accrued interest to the Trust with a portion of the proceeds from the issuance of the $1,500,000 of senior secured notes and the issuance of new 12% promissory note in the amount of $100,000. The 12% promissory note is due in full on the earlier of December 31, 2007, and the closing of this offering. Interest is payable monthly.

In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008 (the “Maturity Date”), together with warrants to purchase shares of our common stock at an exercise price equal to 50% of the public offering price in this offering. The warrants expire on July 15, 2012.

New Accounting Standards

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. We have commenced the process of evaluating the expected effect of FIN 48 on our financial statements and are currently not yet in a position to determine such effects.

BUSINESS

General

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the high growth casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

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develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 22 franchised restaurants in 8 states and has signed franchise agreements for another 19 restaurants in the U.S., Japan and the Middle East (of which 10 are currently under development);

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develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has nine franchised restaurants in the greater Sacramento area in California and has signed a franchise agreement for another restaurant in the Sacramento area. In March 2007, we opened and operated a new prototype restaurant in Roseville, California. The Roseville restaurant was transferred to a franchisee in August 2007; and

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develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. The existing restaurant grossed approximately $1.2 million in 2006 and management expects a typical Playa Grill & Margarita Bar restaurant, operating for more than one year, to gross between $1.5 and $2.5 million per year. Management believes that Playa Grill & Margarita Bar has opportunity for growth with the potential to become a national chain. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in next 12 months using proceeds from this public offering.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies.

Our revenues are primarily derived from a royalty on sales at franchised restaurants, initial franchise fees from each franchise sold, area development fees and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement. Area developers pay an initial development fee upon the execution of a multi-unit development agreement. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases.

Existing Brands

New York NY Fresh Deli

New York NY Fresh Deli is a chain of upscale, quick-casual deli-style sandwich restaurants. We franchise 22 New York NY Fresh Deli restaurants in 9 states, and have signed franchise agreements for another 19 restaurants in the United States, Japan and the Middle East (of which 10 are currently under development).

New York NY Fresh Deli features an upscale décor and offers a sophisticated menu designed to meet the demands of today’s consumer for higher quality, exciting recipes made-to-order with fresh, healthy ingredients. Our menu features hot New York-style subs, gourmet sandwiches, hand-cut salads, paninis, specialty wraps, daily soups and premium desserts with generous portions which are delivered to the guest’s table on sturdy plates with plastic tumblers and regular silverware.

New York NY Fresh Deli offers dining-in, taking-out and catering at both lunch and dinner. Sixty-five to seventy percent of each restaurant’s business is generated during the lunch daypart (11:00 a.m. to 3:00 p.m.). The average per guest check is approximately $7.50.

While our menu and prices appeal to a wide range of customers, including the typical 18 to 25 year old fast food consumer, New York NY Fresh Deli’s upscale décor and sophisticated menu specifically targets white-collar workers-- professionals and women between the ages of 30 to 55 years who eat out most frequently and are willing to take a little more time to eat and pay a slightly higher price for high-quality, fresh food.

New York NY Fresh Deli’s higher quality, creative menu, distinguishable service system and upscale décor uniquely positions the concept between conventional sub-sandwich shops, including Subway and Quizno’s, and the higher priced upscale sandwich chains, such as Panera Bread and the Atlanta Bread Company.

Growth

We believe there are significant opportunities to grow sales and expand the New York NY Fresh Deli brand throughout the U.S. We believe that unit expansion will be driven primarily by franchising. To accelerate future franchise sales, a new, franchiser/operated prototype restaurant will be opened in 2007 in Phoenix, Arizona. This new prototype will feature an upgraded interior design, menu enhancements and operating improvements.

The average initial investment for a standard 1,500 to 2,000 square feet restaurant with seating for 40 to 70 guests and patio seating for another eight to twelve guests ranges from $102,000 to $210,000. The initial investment includes an initial franchise fee of $20,000 and costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital.

We seek to locate our restaurants in high-visibility, office and shopping areas which provide heavy-traffic opportunities during the lunch daypart (11:00 a.m. - 3:00 p.m.). The standard restaurant is typically an in-line or end-cap facility, situated in suburban and downtown developments and centers. We also consider freestanding facilities.

In addition to the standard restaurant and real estate option, we are currently developing an express concept of 800 to 1,000 square feet for non-traditional locations such as food courts, office buildings, airports, convenience stores, college campuses and other non-traditional venues, and a 300 square feet kiosk model, especially appropriate for dual-branding with other concepts. The express concept will feature a limited menu of hot New York-style subs. The initial investment cost is estimated to range from $35,000 to $70,000 depending on specific location.

Royalties are six percent of gross weekly sales.

Because of the level of investment, New York NY Fresh Deli provides an affordable opportunity for both single and multi-unit operators to invest in a brand that is distinct from traditional sub shops but without the development and overhead costs of the more upscale sandwich chains.

We seek to build sales through menu variety, menu merchandising and various local marketing activities. We have conducted limited local advertising, promotions and menu specials to attract new customers into our restaurants. We update our menu on a regular basis to keep it fresh and interesting to stimulate repeat visits. We require franchisees to spend a minimum of two percent of annual gross sales on local marketing and advertising. In addition, we build sales via our unique “box lunch” catering service that features free delivery and on-line ordering.

Steve’s Pizza

Steve’s Pizza is a chain of quick-casual “hometown” pizza restaurants. We franchise nine restaurants in the greater Sacramento area of California and have a signed franchise agreement for another restaurant in the Sacramento area. In March 2007, we opened and operated and a new prototype restaurant in Roseville, California. The Roseville restaurant was transferred to a franchisee in August 2007.

Steve’s Pizza competes in the family pizza business using limited service, dine-in restaurants, delivery, take-out and catering. We compete most directly with Mountain Mike’s, Pizza Hut and Round Table Pizza, all of which are multi-restaurant operations with a significant presence in our region. The business was started in 1978 and continues today to embody its founder’s commitment to always using the freshest ingredients of the highest quality on the pizzas and salad bar. Each Steve’s Pizza has a local, comfortable feeling and reflects the image of Sacramento’s “hometown” pizza place. Management believes that making families and friends feel welcome and providing great tasting pizza, pasta, salads and sandwiches that are affordably priced create the special value that distinguishes Steve’s Pizza from its competitors.

Our menu offerings feature a selection of gourmet and classic pizzas with over 30 choices of toppings. In addition, Steve’s Pizza offers a selection of appetizers, a fresh salad bar, hot sub-sandwiches and home-style pastas. Steve’s Pizza offers dining-in, taking-out and delivery and catering at both lunch and dinner. The dinner daypart represents approximately 50% of each restaurant’s sales with lunch and delivery each contributing 25%. The average transaction at Steve’s Pizza is approximately $19.00.

Our target customers are quality oriented and price sensitive. Our customer base is middle-income, quality conscious, value oriented adults and families between the ages of 25 and 64 years.

Steve’s Pizza focuses on:

•     High quality foods
•     High value for the price
•     Friendly service
•     High cleanliness standards

Our existing restaurants are end-cap and free standing facilities that are 2,500 square feet to 4,000 square feet providing seating for 65 to 125 guests. Average unit volumes are nearly $1 million.

Growth

We believe that Steve’s Pizza’s strong brand awareness provides significant opportunities for expansion through out the central valley of California - Bakersfield to the Oregon border. We intend to take advantage of these opportunities via franchising.

A key element of the franchise growth plan is the opening of a new, company-operated prototype restaurant this year in Roseville, California, a suburb to Sacramento. The new prototype is 2,000 square feet with 60 indoor seats and 40 patio seats. It features an enhanced trade dress and merchandising package, an updated interior design, an enhanced salad bar service and other operating improvements - designed to increase the brand’s competitive position, improve guest satisfaction and improve restaurant economics.

The estimated average investment for our new standard restaurant of 1,800 - 2,400 square feet with indoor seating for 65-90 guests is between $375,000 and $475,000. The initial investment includes an initial franchise fee of $30,000 and costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The standard restaurant is typically an in-line or end-cap facility, situated in high activity areas such as retail centers which are convenient to large residential populations.

Royalties are four percent of gross weekly sales.

We intend to build our unit volumes through ongoing local marketing activities designed to retain our current customers and increase their frequency and loyalty, attract customers from key competitors such as Round Table Pizza and upgrade customers from the delivery pizza operators such as Dominoes to Steve’s Pizza. Our marketing activities include print advertising and local promotional activities. Franchisees currently are required to contribute 1 ½% of gross sales to the Steve’s Pizza Advertising Co-Op and spend another ½% of gross sales on local store marketing.

Playa Grill & Margarita Bar

Playa Grill & Margarita Bar (“Playa”) is a quick-casual Mexican-influenced grill restaurant. This concept combines the counter ordering convenience of a quick-service restaurant with food delivery, chinaware, service ware and tableside service of a full-service restaurant offering specialty cocktails featuring authentic Margaritas. Our menu is a concise selection of fresh grilled foods with a variety of selections inspired by bold flavors from Mexico, the Caribbean and Polynesia, providing greater reach and more frequency of use than a traditional Mexican menu, using straightforward simple presentations. Playa offers dining-in, taking-out and catering at both lunch and dinner. Price points for lunch entrees range from $3.95 to $6.50 and dinner entrees range from $6.50 to $9.95.

Our restaurant located in Palo Alto, California averages nearly $1.4 million in annual sales at an average $11 per transaction. Reflecting its shopping mall location, 65% of its business is generated from the lunch daypart, 29% from dinner and 6% from delivery.

Aside from single-unit, family-owned restaurants, we compete most directly with Baja Fresh, Rubio’s and Chipotle Grill.

Our target customers include urban and suburban customers who are time-sensitive yet desire higher quality, more boldly-flavored foods than are typically found at fast food restaurants. The demographic profile of our target customer base is middle-income, quality conscious adults between the ages 20 to 64 years. Playa promotes repeat business as a place where diverse tastes can be satisfied on a succinct menu at reasonable prices.

The Playa Grill & Margarita Bar restaurant concept stresses:

•	Convenience and service
•	Hospitality
•	A variety of high-quality, flavorful foods
•	High cleanliness standards
•	High value for the price
•	A restaurant design that offers a casual, contemporary coastal atmosphere

We focus on the guest’s entire dining experience, including fresh quality food ingredients, unique recipes and flavors, appealing presentations, comfortable ambience and value. Pricing is structured so guests perceive good value, with high quality food at reasonable prices, to encourage frequent visits. We seek to build sales through menu variety, product merchandising and various local marketing activities. We use external media when deemed appropriate and cost effective in specific markets.

Growth

Our goal is to develop Playa restaurants throughout the United States, through the development of company-operated restaurants and through franchise development. We initially intend to focus on development in California and Florida. With respect to franchise development, initial franchise fees are $25,000 with royalties of 4% of gross sales.

This customer proposition means Playa is best suited near local traffic drivers like offices and theaters. Its small footprint makes it a good fit for mid-block or end-cap small town “Main Street” developments, high quality life style centers, entertainment complexes, and major city Downtown developments. Although costs may vary for any specific location, we estimate that our typical new restaurant will cost approximately $600,000 to open, including costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The typical restaurant is a 2,500 square feet to 3,000 square feet end-cap facility with seating for 75-125 guests exclusive of outdoor seating. Outdoor seating is an essential component of the Playa brand.

The operation has been developed with chain expansion in mind. Accordingly, the management staffing requirements of a unit of this size more closely resembles those of quick-service restaurants than casual dining restaurants. The small staff size, simple menu, service style and streamlined operating procedures make Playa easy to duplicate from one restaurant to another without sacrificing the high quality, exciting flavors of the food and quality experience.

We believe Playa is a brand with the potential to grow broadly and rapidly. We acquired the brand and the restaurant in Palo Alto, California as a primary growth vehicle through both company and franchise restaurants. Already well-established and well performing, we continue to build upon Playa’s many success features with development of an enhanced brand package, prototype restaurant and multiple real estate options.

In general, we have relied on word-of-mouth and customer satisfaction to entice new customers into our restaurant. In addition, we have conducted limited local advertising, promotions and menu specials.

The Restaurant Industry

The restaurant industry consists of two principal segments—the full service and the quick service segments. The National Restaurant Association estimates that the restaurant industry represents approximately 4.0% of the United States’ gross domestic product. The National Restaurant Association forecasts that restaurant industry sales will continue to experience growth, reaching $537 billion in 2007, which would mark the 16th consecutive year of sales growth for the industry and a 5.0% increase over 2006 sales. We believe that many smaller regional companies involved in the restaurant industry represent attractive acquisition targets.

The National Restaurant Association projects that sales at full-service restaurants of the United States will increase approximately 5.1% to approximately $181.6 billion in 2007.

Technomic, Inc., a national consulting and research firm, forecasts sales at U.S. full service restaurants to grow at a compounded annual rate of 5.7% from 2004 through 2008, compared to forecasted compounded annual growth of 4.8% for the total U.S. restaurant industry for the same period. According to Technomic, the varied menu category within the full-service restaurant segment of the U.S. restaurant industry is projected to grow at a 6.0% compounded annual growth rate from 2004 through 2008.

Within the consumer food industry, studies show that over the past 50 years there has been a steady shift away from the consumption of “food-at-home” towards the purchase of “food-away-from-home.” According to the National Restaurant Association, “food-away-from-home” currently represents 47.5% of all food purchases made by consumers and is projected to represent approximately 53% by 2010.

We believe that this growth in purchases of "food-away-from-home" in recent times is attributable to, among other things, demographic, economic and lifestyle trends, including the following:

•	an increase in dual-income and single-parent families;

•	an increase in disposable income;

•	the aging of the U.S. population;

•	a shrinking price difference between dining out and cooking at home; and

•	an increased willingness by consumers to pay for the convenience of meals prepared outside their homes.

The Rise of the Chains

In 2002, large chains for the first time captured more of the U.S. dining out market than independent restaurants. Their growth has been fueled by companies specializing in sit-down restaurants such as Cheesecake Factory (American), P.F. Chang's China Bistro (Chinese), Outback Steakhouse (Steak) and Olive Garden (Italian). These and other chains have expanded throughout the country and many are publicly traded.

Full Service Restaurants

Full service restaurants are defined as those establishments with waiter/waitress service and where an order is taken while the patron is seated. They represent approximately 37% of all restaurant sales in the United States. Growth in this segment is driven in large part by consumer's desire for fun and enjoyment. Growth in sales, particularly at casual-dining (casual dinnerhouse) establishments, are also driven by the number of higher income households.

In many smaller communities, the "supper club" with its aging customer base is being replaced by casual dinnerhouse restaurants. Casual attire is seen in this style of restaurant, and it appeals to all age groups, allowing intergenerational dining. Typically, it has a menu which can offer variety from hamburgers to steaks, sandwiches to entrees, appetizers to desserts and also the normal variety of alcoholic beverages. It is more likely to focus on wine or beer today with a meal as opposed to spirits. Prominent dinnerhouses include Outback Steakhouse, Red Lobster, Olive Garden, Applebee's, Chili's and T.G.I. Friday's. Other growing chains include California Pizza Kitchen, Chevy's Fresh Mex, Damon's Grill, Tony Roma's and Buffalo Wild Wing's Grill and Bar.

Looking forward, full service restaurants are providing more options to provide consumers with fast and easy food service. A large number of these restaurants are now offering carry-out meals.

Quick Service Restaurants

Quick service restaurants are defined as those establishments in which patrons order at a cash register, use a drive-thru or select items from a food bar. The two principal components of the quick service segment are fast food restaurants and "quick-casual" restaurants. Quick service restaurants represent approximately 30% of all restaurant sales in the U.S. Growth of these restaurants has slowed as there has been significant consolidation in the market. Stronger brands are overtaking weaker ones, often for purposes of acquiring prime real estate. Co-branding various chains in one building has also constrained the overall growth in the number of units.

We believe that the rapid growth in number of the "quick-casual" restaurants will have a significant impact on the overall quick service sector. Quick-casual restaurants offer foods and décor more in line with the full service casual dining experience. Quick-casual restaurants combine faster service than is offered by traditional full service casual dining restaurants with the same quality of food as offered by casual dining restaurants and superior in variety of menu offerings and flavor to fast food restaurants. These restaurants tend to do their highest sales volume during lunch and generate a higher average check than fast food restaurants. Chains from the quick- casual segment include Culvers, Pei Wei, Panera Bread, Chipotle Grill and Noodles & Company.

The principal components of the fast food market are the major chains, including McDonalds, Wendy's International, Burger King, Taco Bell, Subway and KFC, as well as local pizzerias and other take-out restaurants. Over the past several years, sales in the fast food portion of the quick service segment have lagged those of full service restaurants. In addition, fast food restaurants' share of the quick service market has been pressured by new quick casual products offering unique new products with a perceived higher food quality and service.

Consumers of quick service restaurants are expected to continue to desire value and convenience. Consumers desire carry-out and delivery and many view takeout as essential to their lifestyle. However, these restaurants will face continuing competition from grocery stores, convenience stores and other businesses courting the takeout market. More consumers are also becoming more value- conscious, a reflection of current economic conditions. Consumers are now expecting better value in terms of price paid, service consistency and food quality. Consumers are also more interested in using technology and many would use self-service terminals if available.

History

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

We were organized as a Texas corporation under the name “Leopard Holdings, Inc.” in September 2000. In June 2003, we acquired substantially all of the assets of Passport - A Taste of Europe, Inc., which we refer to as “Passport Europe.” Passport Europe is a corporation organized in May 2002 to develop and operate quick-casual café-style restaurants in the United States. Passport Europe agreed to sell us substantially all of its assets because it believed its brands could better be developed and financed through a widely held company whose securities might qualify for listing on the OTCBB or other marketplaces and therefore offer a degree of liquidity for Passport Europe and its stockholders. Accordingly, we issued shares of our common stock and common stock purchase warrants to Passport Europe for substantially all of its assets, including its only restaurant (in Cambridge, Massachusetts), its restaurants under construction and all of its Passport trademarks and intellectual property rights. On the closing date of the transaction, our then officers and directors resigned and a new board and executive officers proposed by Passport Europe were elected. Passport Europe has no other business operations. In July 2003, we changed our name to Passport Restaurants, Inc.

In December 2004, we acquired all the outstanding capital stock of Palo Alto Fuego, Inc., a California corporation (“PAF”). PAF owns and operates the fast-casual Playa Grill & Margarita Bar restaurant brand, which is described above under “—Our Existing Brands--Playa Grill & Margarita Bar.”

In late 2004, we decided to terminate the development of our Passport - A Taste of Europe quick-casual, café-style restaurant brand. Accordingly, we closed our two Passport - A Taste of Europe restaurants and terminated the development of two additional leased restaurant sites. The decision to cease development of the brand, close the operating restaurants and terminate the leased sites was the result of a comprehensive analysis that examined the restaurants not meeting minimum operating performance criteria.

In April 2005, we acquired an 80% ownership interest in Caribbean Restaurant Concepts, Inc., a Nevada corporation and an affiliate (“CRC”). Clyde Culp, one of our former directors, owns approximately 10% of CRC’s stock. In addition to the equity investment, we loaned capital to CRC for CRC to acquire certain U.S. restaurant operations and the exclusive development rights for the Pusser’s West Indies restaurant brand. In December 2005, we reviewed the development opportunities for the Pusser’s Landing Restaurant brand and determined that its opportunities were not compatible with our strategy for growth. Accordingly, we sold our 80% ownership interest back to CRC, the owner of the Pusser’s Landing Restaurant operations and its U.S. development rights.

In June 2005, we acquired Pacific Ocean Restaurants, Inc., which was founded and controlled and majority-owned by John Creed, our Chairman, Chief Executive Officer and a director. The acquisition was made to secure executive leadership, operating management and management system infrastructure to enhance our ability to source, finance, manage and grow our restaurant holdings.

In December 2005, we acquired Steve’s Pizza Franchise Corporation. The purchase included all of the intellectual property and rights for the Steve’s Pizza brand, which is described above under “—Our Existing Brands--Steve’s Pizza.”

In March 2006, we acquired substantially all of the assets used in the operation of New York NY Fresh Deli restaurants owned by New York New York Franchising, Inc. The New York NY Fresh Deli brand is described above under “—Our Existing Brands--New York NY Fresh Deli.”

Effective on or prior to the effective date of the registration statement of which this prospectus is a part, we will be reorganized as a Delaware corporation and will change our name to “Pacific Restaurant Holdings, Inc.”

Growth Strategy

Our business strategy is to aggressively expand our New York NY Fresh Deli, Steve’s Pizza and Playa Grill & Margarita Bar brands, primarily via franchise development, and to acquire a larger quick-service, quick-casual or casual dining restaurant concept with stable cash flows, strong growth potential and earnings which are substantially accretive to our consolidated earnings. We expect shareholder value will be driven by growth arising from the expansion of our existing concepts, as each brand has the opportunity for significant organic growth, and from our planned acquisition of an existing, successful chain with the potential for regional or national expansion.

We believe that the key strengths to the achievement of our business strategy include:
•
A company well positioned to take advantage of acquisition opportunities in the less competitive emerging concept market with purchase prices of less than $25 million. We believe the small cap niche offers numerous attractive acquisition opportunities that provide positive arbitrage between private and public multiples.

•	A small cap emerging concept market that is ripe for growth, particularly via franchise development.

•	A senior management team with:

-	Nearly 90 years of aggregate experience in the restaurant industry - the management team understands the dynamics of the restaurant industry.

-
Extensive operating experience within the three major types of restaurant segments - full service, quick-casual and fast food - with relevant experience as franchisor and franchisee and in company restaurant operations, concept branding, brand revitalizations, brand turnarounds and franchising.

•	Experience in publicly run restaurant companies, having led successful public offerings and major acquisitions and divestitures.

•	A strong commitment towards growth and the creation of shareholder value - a track record of developing small businesses into larger businesses.

•	Abilities in evaluating restaurant brands for growth and creating growth in any segment of the restaurant industry and at any stage of a restaurant chain’s life cycle.

•	Extensive contacts and long-term relationships in the restaurant industry with superior access to acquisition and development opportunities.

•
Three existing brands which are emerging regional brands poised for expansion, potentially into national brands, all of which feature attractive investment characteristics, including low initial investment, attractive restaurant level economics and easy franchisability.

Intellectual Property

The New York NY Fresh Deli, the Steve’s Pizza and the Playa Grill & Margarita Bar names and logos are of material importance to us. Playa Grill & Margarita Bar, New York New York Fresh Deli, New York New York Fresh Deli and New York Subs Fresh Deli are all registered trademarks with the United States Patent and Trademark Office. We have registrations pending for Steve’s Pizza and Steve’s Pizza Est. 1978. In addition, other marks of lesser importance have or will be registered with the United States Patent and Trademark Office in the future.

Government Regulation

We are subject to various federal, state and local laws affecting our business.

We are subject to Federal Trade Commission ("FTC") regulation and state laws which regulate the offer and sale of franchises. We are also subject to a number of state laws that regulate substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the “FTC Rule") requires us to furnish to prospective franchisees a franchise offering circular containing information prescribed by the FTC Rule.

State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship presently exist in a substantial number of states. State laws that regulate the offer and sale of franchises require registration of the franchise offering with state authorities. Those that regulate the franchise relationship generally require that the franchisor deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee and regulating discrimination against franchisees in charges, royalties or fees. Such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and a repurchase of inventory or other compensation.

Each of our restaurants is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Most municipalities in which our restaurants will be located require local business licenses. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. We are also subject to federal and state environmental regulations.

Each restaurant, where permitted by local law, may have appropriate licenses from regulatory authorities allowing it to sell beer and wine. Each restaurant will also have food service licenses from local health authorities. The failure of a restaurant to obtain or retain liquor or food service licenses could adversely affect or, in an extreme case, terminate its operations. We will have established standardized procedures for our restaurants designed to assure compliance with applicable codes and regulations.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Our restaurants will be designed to be accessible to the disabled in compliance with applicable regulations.

The development and construction of our restaurants will be subject to compliance with applicable zoning, land use and environmental regulations.

Our restaurant operations will also subject to federal and state minimum wage laws and other laws governing matters such as working conditions, citizenship requirements, over-time and tip credits. In the event a proposal is adopted that materially increases the applicable minimum wage, the wage increase would likely result in an increase in payroll and benefits expense.

Competition

The restaurant industry is highly competitive. Our existing brands compete on the basis of the taste, quality, price of food offered, guest service, ambiance, location and overall dining experience. Many of our direct and indirect competitors are well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources. We believe that our guest demographics, our overall concept, attractive price-value relationship and the quality of our food and service will enable us to differentiate ourselves from our competitors.

We compete with fast food chains, major restaurant chains and other franchisors for franchisees. Many franchisors, including many in the restaurant industry, have greater market recognition and greater financial, marketing and human resources than we have.

Offices

Our principal executive offices are located at 804 Pier View Way, Suite 208, Oceanside, CA 92054, and our telephone number is (760) 754-2722.

Employees

We currently have 6 full-time corporate, restaurant management and restaurant employees, including our executive officers. We also have 26 restaurant employees who work daily shifts but may be considered part-time employees as none are in the restaurant during an entire business day. Our performance and development are substantially dependent on the continued services of our executive officers and on our ability to hire, retain and motivate other key employees. We do not have “key person” life insurance policies on the lives of any of our executive officers or other employees.

Properties

Our existing and under construction restaurants are located in leased premises with primary lease terms typically of five years, with renewal periods thereafter. Lease costs are typically triple net leases which provide for a minimum base occupancy charge and a charge for common area maintenance costs, insurance and real estate taxes. The following is a list of leases for which we are obligated:

Location	Square Feet	Rent	Initial Term/ Remaining Term	Renewal Term

Principal Executive Office - California 804 Pier View Way, Ste 208 Oceanside, California 92054	930	$1,715	2 Years / 0 years	None

Corporate Office - Florida 5950 Hazeltine National Drive, Ste 290 Orlando, Florida 32822	824	$1,591	3 years / 2.1 years	None

Playa Grill & Margarita Bar Restaurant 244 Stanford Shopping Center Palo Alto, California 94304	4,342	$ 12,836	3 years / 0.25 years	3 years

Steve’s Pizza Restaurant 5080 Foothill Blvd. Ste 5 Roseville, California 95747	1,800	$ 4,194	10 years / 9.2 years	5 years

New York NY Fresh Deli Restaurant 1 North First Street Ste 100 Phoenix, Arizona 85004	1,951	$ 3,739	5 years / 4.6 years	5 years

Legal Proceedings

We are not currently party to any litigation, and to our knowledge, no litigation is threatened against us.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names, ages and positions of our executive officers, directors and key employees are as follows:

Name	Age	Position

John M. Creed	70	Chairman, Chief Executive Officer and Director

Christopher R. Thomas	58	Director

Steve Carbone	49	Chief Financial Officer

David C. Schmille (1)	47	Director

Glen V. Freter (1)	45	Director
________________

(1)	Service on our board of directors will begin upon the closing of this offering.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

John M. Creed has served as our Chairman and a director since June 2003 and as our Chief Executive Officer since April 2007. He founded Pacific Ocean Restaurants, Inc., a southern California based restaurant operating company which specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurants chains, in 1996, and has more than 30 years experience in the restaurant industry. In July 2005, Pacific Ocean Restaurants became a subsidiary of Passport Restaurants. He also serves as Vice President, Secretary and a director of Restaurant Acquisition Partners, Inc., a special purpose acquisition company that recently raised in an initial public offering $20.0 million in a “blind pool” to acquire a restaurant chain. From 1968 until April 1996, Mr. Creed served in various capacities, lastly as Chairman and Chief Executive Officer, of Chart House Enterprises, Inc., a NYSE listed restaurant chain of dinner houses. During his tenure and under his leadership, the chain grew from 12 to 72 units with annual sales exceeding $200 million. He also served as President and Chief Operating Officer of Diversifoods, Inc., a large multi branded public company with sales in excess of $800 million and comprised of 800 Godfather’s Pizzas, 500 Burger King restaurants, 100 Luther’s Bar-B-Q restaurants and several other small chains. Mr. Creed has successfully led initial public offerings and management leveraged buy-outs of large and small restaurant chains, including Chart House, and led numerous chain restaurant acquisitions and divestitures including Luther’s Bar-B-Q, Island’s Hamburgers, Paradise Bakery and Cork `n Cleaver. Mr. Creed has deep experience in both fast food and casual dining

Christopher R. Thomas has been a director since June 2003. He served as President and CEO of Pacific Restaurant Holdings, Inc. from June 2003 to April 2007. He has over 20 years of chain restaurant experience, including operations, brand and menu development, franchise relations and finance and revitalization turn-around efforts. Mr. Thomas is CEO and President and a director of Restaurant Acquisition Partners, Inc., a special purpose acquisition company. From October 2001 to April 2007, Mr. Thomas served as Chief Executive Officer of Pacific Ocean Restaurants, Inc. From May 2000 until September 2001, he was engaged as President of Planet Hollywood International, Inc., a publicly held company. From January 1997 through July 1999, Mr. Thomas was President and Chief Executive Officer of Sizzler USA, a chain of 300 company and franchise family restaurants with annual system-wide sales in excess of $350 million. From April 1984 to July 1999, he was Executive Vice President and Chief Financial Officer of Sizzler International, Inc., a New York Stock Exchange listed company. Mr. Thomas served as Chairman of the California Restaurant Association from 2001 to 2002. He is a Magna Cum Laude graduate of the University of Southern California, Los Angeles, California, where he earned a Bachelor of Science degree.

Steve Carbone, our CFO since July 2005, brings over 25 years of experience in the restaurant industry with his background in finance and operations. He has worked in multiple segments of the restaurant industry including quick-service, quick-casual, casual and institutional. From October 1998 to July 2005, Mr. Carbone served as Chief Financial Officer for Pacific Ocean Restaurants. From July 1990 to October 1998, he was Vice-President and CFO of Self Service Restaurants of California, which operated Papa John’s Pizza, Rally’s Hamburgers and an independent BBQ brand with a total of 30 restaurants. Previously, Mr. Carbone was Assistant Circulation Administration Manager in charge of budgets for the Los Angeles Times. Mr. Carbone began his restaurant career in 1978 with Cask and Cleaver restaurants where he held various line and staff positions with multi-unit responsibilities. He holds an MBA in Finance and Operations Management from Cal Poly Pomona.

David C. Schmille. Mr. Schmille will begin serving on our board of directors upon the closing of this offering. Mr. Schmille is currently Chief Executive and President of Island Time Restaurant Ventures, a franchisee of Fish City Grill restaurants in Texas and Arkansas, since November 2005. From September 1985 to September 2003, Mr. Schmille held leadership positions in multiple brands across the Brinker International portfolio. From August 2002 to September 2004, he held the title of Chief Operating Officer at Romano’s Macaroni Grill. His responsibilities at Romano’s included 205 restaurants in 36 states with annual revenues of $677 million. From July 2001 to August 2002, Mr. Schmille held the position of President at Cozymel’s Coastal Mexican Grill. His responsibilities at Cozymel’s included 17 restaurants in 9 states with annualized volume of $50 million. From August 1996 to July 2001, Mr. Schmille was Senior Vice President of Operations for the Sydran Chili’s Grill and Bar franchise group where he helped strategically plan and execute the original purchase of 16 Chili’s Grill and Bar restaurants. In five years, Mr. Schmille led an aggressive development campaign that included opening 23 additional Chili’s Grill and Bar restaurants across 11 states. In 2001, Brinker International purchased the restaurants from the Sydran franchise group which included 39 restaurants with annualized volume of $100 million. Mr. Schmille totals 29 years experience in the restaurant industry. He is a 1984 graduate of the University of Missouri, Kansas City, with a Bachelor of Business Administration.

Glen V. Freter. Mr. Freter will begin serving on our board of directors upon the closing of this offering. Mr. Freter is currently Vice President and Controller of Encore Capital Group, Inc., a public, systems-driven purchaser and manager of charged-off consumer receivable portfolios and a provider of bankruptcy services to the finance industry. From January 2004 to May 2006, Mr. Freter was an independent consultant. In addition to consulting on several restaurant engagements, he was instrumental in leading a REIT’s initial public offering on the New York Stock Exchange and designing and implementing its Sarbanes-Oxley compliance program. From May 1998 to December 2003, Mr. Freter served as Senior Vice President and Chief Financial Officer of ICH Corporation, a public restaurant company. ICH Corporation, via its Sybra subsidiary, owned and operated 239 Arby’s restaurants located in Texas, Florida, Michigan and Pennsylvania. During Mr. Freter’s tenure, Sybra purchased 45 and built 55 Arby’s restaurants over a four-year period. ICH, through its Lyon’s subsidiary, owned and operated 70 full service diner style restaurants. From September 1994 to May 1998, Mr. Freter served as Chief Financial Officer of Islands Restaurants, a regional full-service restaurant chain in southern California. Mr. Freter has over 20 years experience in corporate finance, including 13 years of chain restaurant experience. Mr. Freter began his career with Arthur Anderson & Co. in September 1986, where he practiced as a certified public accountant. As a manager, he supervised financial statement audit engagements for a variety of clients and industries including the hospitality and restaurant industries. Mr. Freter received his Bachelor of Science in Accounting from Pepperdine University.

Director Compensation

 During the year ended December 31, 2006, we did not grant any stock options to our directors. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. Following the consummation of this offering, non-employee directors will also receive cash compensation of $1,500 for each board meeting attended in person and $500 for each board meeting attended telephonically. Directors will also be eligible to receive grants under our 2007 Stock Incentive Plan.

 Director Independence

The American Stock Exchange requires that small business issuers maintain a board of directors that is composed of at least fifty percent “independent directors,” which is defined under the American Stock Exchange listing standards generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Currently, Messrs. Schmille and Freter, two of our four directors, are considered to be “independent.”

Committees of the Board

Audit Committee. The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors believes that Mr. Freter satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

We expect that Messrs. Schmille and Freter will serve on our audit committee and that Mr. Freter will serve as chair of the audit committee. The primary responsibilities of our audit committee will include:

•	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Tschopp, Whitcomb & Orr, P.A.;

•	overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

•	monitoring our internal control over financial reporting and our disclosure controls and procedures;

•	reviewing our risk management status;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	monitoring compliance by our senior financial officers with our code of conduct and ethics.

In additional, all audit and non-audit services to be provided by our independent registered public accounting firm must be approved in advance by the audit committee.

Compensation Committee. We expect that Messrs. Schmille and Freter will serve on our compensation committee and that Mr. Schmille will serve as the chair of the compensation committee. The primary responsibilities of the compensation committee will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our executive officers; and

•	overseeing and administering our cash and equity incentive plans.

Nominations and Governance Committee. We expect that Messrs. Schmille and Freter will serve on our nominating and governance committee and that Mr. Schmille will serve as the chair of the nominating and governance committee. The primary responsibilities of the nominating and governance committee will include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing, updating and recommending to our board of directors corporate governance principles and policies;

•	overseeing the evaluation of our board of directors; and

•	reviewing and making recommendations to our board of directors with respect to director compensation.

Code of Ethics

Our Board of directors adopted a Code of Ethics in accordance with Section 406 of the Sarbanes Oxley Act of 2002 and Item 406 of Regulation S-B. Our Code of Ethics codifies the business and ethical principles that govern our business. A copy of the Code is filed as Exhibit to this filing.

The Code of Ethics is designed, among other things, to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting violations of the ethics code to an appropriate person or persons identified in the Code of Ethics; and

•	Accountability for adherence to the Code of Ethics.

Executive and Director Compensation

Share amounts appearing in the "executive and director compensation" table have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Compensation discussion and analysis

Overview

This compensation discussion and analysis explains our compensation objectives, policies and practices with respect to our principal executive officer and principal financial officer, collectively referred to as our named executive officers, as determined in accordance with applicable SEC rules.

Our compensation philosophy reflects our business model. We are a multi-brand restaurant management and holding company engaged in the operation, development and franchising of restaurant brands in the high growth segments of the restaurant industry. We have a limited operating history.

Our business success depends, in part, on our ability to attract, motivate and retain qualified restaurant executives, including restaurant general managers, necessary to continue operations and keep pace with growth. Our ability to execute and manage our business and growth strategy effectively is critical to the success of our business. Accordingly, we understand the need to offer compensation packages that attract and retain highly qualified executives from established, financially mature companies.

After the closing of this offering, we expect decisions regarding compensation to be paid to our named executive officers to be made by the compensation committee of our Board of Directors which will become effective upon the closing of this offering.

Objectives

With the above in mind, our executive compensation programs for our named executive officers currently are designed to achieve the following objectives:

•	To provide executives with overall levels of compensation that we believe are competitive with the high growth sector of the restaurant industry.

•	To attract the highest caliber of talent.

•	To provide executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.

•	To reward performance that creates shareholder value for our company.

Executive compensation programs

The three key elements of our executive compensation are (1) base salary, (2) annual cash incentive bonuses and (3) long-term equity incentive compensation in the form of incentive stock options pursuant to our stock incentive plan which will become effective with the closing of this offering. Our executives are also eligible to participate in employee benefit programs available to the broader employee population.

Each of the primary elements of our executive compensation is discussed below, including a description of the particular element and how it fits into our overall executive compensation philosophy.

Base salaries

  In general, we believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and qualified executives. Our base salary philosophy has historically taken into account competitive market compensation levels for top-level executives.

The base salaries of our principal executive officer and principal financial officer are determined based upon individual scope of responsibilities and individual experience. Base salaries are subject to annual review procedures.

 Annual cash incentives

   Our named executive officers will be eligible to receive annual cash bonuses. We will include bonuses as part of our overall executive compensation plan both because they are standard in our industry and because we believe these types of awards encourage superior performance that will assist us in achieving our goals. Our cash bonus programs will be based upon performance targets or other specific criteria established on an annual basis.

Long-term incentives

We have not had in place a stock option plan. However, we have granted equity incentive awards in the form of grants of shares of our common stock to link a portion of our executive compensation to our and our shareholders’ long term success.

After this offering, we expect our compensation committee will make equity-based awards to our named executive officers under our new stock incentive plan. In addition to linking executive compensation to our and our shareholders’ long term success, the stock incentive plan will enhance our ability to attract, retain and motivate officers and other key employees and to provide these persons with incentives and rewards for superior performance and contribution.

Employee benefit programs

   All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs including medical and dental insurance. In addition, these employees (including our named executive officers) may, after the closing of this offering participate in our stock incentive plan.

Perquisites

In addition to the compensation described above, in 2006 we reimbursed our principal executive officer $7,500 for car allowance.

Executive compensation process

Prior to the closing of this offering, compensation to our named executive officers was primarily determined by our Board of Directors in its discretion. We have not adopted any formal policies regarding executive compensation, including policies or guidelines for allocating compensation among salary, bonus, long-term incentives and other benefits.

Upon the closing of this offering, compensation to our named executive officers will be determined by the compensation committee of our Board of Directors. Our compensation committee will review executive compensation arrangements annually to ensure market competitiveness, and to ensure that we meet our objective of providing executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.

Accounting and tax considerations

After the closing of this offering, Section 162(m) of the Internal Revenue Code of 1986 will limit our deduction for federal income tax purposes to not more than $1 million of compensation paid to each of certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our board of directors has not established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation,” and our board has not adopted a policy that requires all compensation to be deductible. After the closing of this offering, we expect that our compensation committee will evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and that our compensation committee will provide future compensation in a manner consistent with our best interests and those of our shareholders.

Stock ownership guidelines

We have not adopted any stock ownership guidelines. However, we believe that the compensation of our executive officers and directors, which includes the grant of incentive stock options, results in a significant alignment of interest between our named executive officers and our shareholders.

 Summary compensation table

Set forth below is information concerning each of our executive officers and employees whose compensation exceeded $100,000 in 2004, 2005 or 2006.

No executive officer or employee currently receives compensation in excess of $100,000 per year, except that the board has approved increasing Mr. Creed’s compensation to $125,000 per year immediately following the completion of this offering. No executive officer or director has been granted stock options, warrants or any other stock-based grants or long-term compensation, except for Mr. Carbone who received 25,000 shares of common stock in 2006 for services provided.

Long Term Compensation
(a)	(b)	(c)	(d)	(e)
Name and Principle Position	Year	Salary ($)	Stock Awards ($)	All Other Annual Compensation ($)
John M. Creed, Chairman and CEO	2006	$82,539	-	$7,500	(1)

Christopher R. Thomas, Former President & CEO	2006	$234,423	-	$0

Steven D. Carbone, CFO & Secretary	2006	$82,500	$12,500 (2)	$0

(1)	In 2006, Mr. Creed received an automobile allowance totaling $7,500.

(2)	In 2006, Mr. Carbone was issued 25,000 shares having a market value of $0.50 per share for services.

Employment Agreements

We currently do not have employment agreements with any employee.

Pension benefits

We do not sponsor a tax-qualified defined benefit plan.

Non-qualified deferred compensation

We currently do not sponsor a non-qualified defined contribution plan or other deferred compensation plans.

Director compensation

During the year ended December 31, 2006, we did not grant any shares of common stock to our directors. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. Following the consummation of this offering, non-employee directors will also receive cash compensation of $1,500 for each board meeting attended in person and $500 for each board meeting attended telephonically. Directors will also be eligible to receive grants under our 2007 Stock Incentive Plan.

Prior to the closing of this offering, the compensation and benefits for service as a member of our board of directors have been determined primarily by our board of directors. After the closing of this offering, we expect that our compensation committee will determine all compensation and benefits for our directors in consideration of their service on the board.

Corporate governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our shareholders. Upon completion of this offering, our Board of Directors will take steps to establish and adopt charters for the audit committee, compensation committee and nominating and governance committee. A code of business conduct and ethics applicable to all of our directors, officers, and employees was implemented in August 2007.

PRINCIPAL STOCKHOLDERS

The table and accompanying footnotes set forth information as of September 17, 2007 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	our chief executive officer and other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2006, and

•	all of our directors and officers as a group.

Applicable percentage of ownership for each holder is based on 1,022,528 shares of common stock outstanding on September 17, 2007 and 2,722,528 shares of common stock outstanding following the consummation of this offering.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible promissory notes have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants and convertible promissory notes, but not with respect to any other persons.

Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Percentage of Common Stock
Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Before the Offering	After the Offering
Passport - A Taste of Europe, Inc. (2)	92,366	9.03%	3.39%
Absolute Return Europe Fund Ltd. (3)	300,000	24.53%	10.27%
John Creed	26,801	2.62%	0.98%
Christopher Thomas	47,779	4.67%	1.75%
Steve Carbone	5,679	*	*
All directors and officers as a group (four individuals)	80,259	7.85%	2.95%

Shares of common stock outstanding as of September 17, 2007	1,022,528
Shares of common stock outstanding after this offering	2,722,528
____________________

*	Represents less than 1%.

(1)	The business address of each individual is Pacific Restaurant Holdings, Inc., 804 Pier View Way, Suite 208, Oceanside, California 92054.

(2)
Excludes common stock purchase warrants to purchase up to 6,721 shares at any time until June 19, 2008. All of these shares and warrants were issued by us to acquire substantially all of the assets of Passport - A Taste of Europe, Inc.

(3)	Includes common stock purchase warrants to purchase up to 200,000 shares at a price equal to fifty percent of the public offering price of the securities in this offering.

The table above does not give effect to the holdings of CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management (the "Centrecourt Holders"), of warrants to purchase and contract rights to receive warrants or common stock (the "contract shares") representing an aggregate of up to 926,925 shares of common stock (assuming an offering at $6.00 per unit) constituting 15% of our fully diluted equity immediately following the closing of this offering. The warrants have an exercise price equal to $.0001 per share. The Centrecourt Holders do not have the right to exercise the warrants or receive the contract shares to the extent that after such exercise they would beneficially own in the aggregate more than 4.99% of our common stock immediately following such issuance. This “blocker provision” may be waived by the holder upon 61 days notice to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there are no transactions between us and any of our officers, directors or affiliated persons other than for compensation in the ordinary course.

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Acquisition of Pacific Ocean Restaurants, Inc.

In June 2005, we acquired Pacific Ocean Restaurants, Inc., which was founded and controlled and majority-owned by John Creed, our Chairman, Chief Executive Officer and a director, for 800,000 shares of our common stock. The acquisition was made to secure executive leadership, operating management and management system infrastructure to enhance our ability to source, finance, manage and grow our restaurant holdings.

Agreement with Restaurant Acquisition Partners, Inc.

Our subsidiary, Pacific Ocean Restaurants, Inc. has agreed that, commencing on December 20, 2006, the date of the initial public offering of Restaurant Acquisition Partners (“RAP”) through the date of RAP’s acquisition of a target business, Pacific Ocean Restaurants will make available to RAP certain administrative, technology and secretarial services, as well as the use of certain limited office space in Orlando, Florida as RAP may require from time to time. RAP has agreed to pay $7,500 per month for these services. Messrs. Creed and Thomas are founding stockholders and are directors and officers of RAP.

Passport - A Taste of Europe, Inc.

In June 2003, we acquired substantially all of the assets of Passport - A Taste of Europe, Inc., which we refer to as “Passport Europe.” Passport Europe is a corporation organized in May 2002 to develop and operate quick-casual café-style restaurants in the United States. Passport Europe agreed to sell us substantially all of its assets because it believed its brands could better be developed and financed through a widely held company whose securities might qualify for listing on the OTCBB or other marketplaces and therefore offer a degree of liquidity for Passport Europe and its stockholders. Accordingly, we issued 8,010,938 shares of our common stock and 623,318 common stock purchase warrants to Passport Europe for substantially all of its assets, including its only restaurant (in Cambridge, Massachusetts), its restaurants under construction and all of its Passport trademarks and intellectual property rights. At the time of the acquisition, we had 1,989,062 shares outstanding. On the closing date of the transaction, our then officers and directors resigned and a new board and executive officers proposed by Passport Europe were elected. Passport Europe has no other business operations.

Absolute Return Europe Fund

In July 2004, we issued and sold 1,500,000 shares of common stock at $1.00 per share to the Absolute Return Europe Fund and 250,000 shares of common stock at $1.00 per share to the European Catalyst Fund in a private placement. We also borrowed $1,750,000 from the Absolute Return Europe Fund evidenced by a convertible promissory note. The promissory note is convertible until June 30, 2007 into shares of our common stock at the lower of $1.00 per share and 80% of the closing price of our common stock on the five business days prior to conversion. Use of the funds generated from the stock sales and the loan was restricted to funding the purchase of other restaurants or restaurant chains and to fund their operations and development.

Acquisition of Caribbean Restaurant Concepts, Inc.

In April 2005, we acquired an 80% ownership interest in Caribbean Restaurant Concepts, Inc., a Nevada corporation and an affiliate (“CRC”), for $120,000. Clyde Culp, one of our former directors, owns approximately 10% of CRC’s stock. In addition to the equity investment, we loaned approximately $1,864,000 to CRC for CRC to acquire certain U.S. restaurant operations and the exclusive development rights for the Pusser’s West Indies restaurant brand. The note was interest bearing at 8% and was due within five years, and has been repaid in full with interest. In December 2005, we reviewed the development opportunities for the Pusser’s Landing Restaurant brand and determined that its opportunities were not compatible with our strategy for growth. Accordingly, we sold our 80% ownership interest back to CRC, the owner of the Pusser’s Landing Restaurant operations and its U.S. development rights for a gain of $163,600.

Loan from Alfred Harle

In August 2005, we issued 994,756 shares of our common stock valued at $1.05 per share in exchange for the cancellation of amounts due to Alfred Harle, a related party, aggregating $1,004,494. Mr. Harle is a founder, the CEO and the principal stockholder of Passport-A Taste of Europe, Inc., one of our principal stockholders. He had been issued the exchanged promissory notes in consideration of cash advances he provided for general working capital purposes.

Loans from John M. and Nancy Creed Trust

On December 1, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our Chairman, Chief Executive Officer and a director, loaned us approximately $28,942 plus a service fee of $500, to fund buildout costs for the Steve’s Pizza prototype restaurant that opened in 2007.

On December 21, 2006, the Trust loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note bears interest at 15% per annum. The Note is prepayable at any time by us without penalty, except that a minimum of $310,000 is required to be paid for the Note to be retired. Partial payment from proceeds of closings of this offering shall be used to reduce the amount due on the Note. The Note is currently secured by the stock of our subsidiaries, but the Trust has agreed to (1) release the security upon the initial release of escrowed funds under the Original PPM (a minimum amount of $100,000 in gross proceeds) and (2) extend the maturity of the Note until termination of the Offering. We have used approximately $30,000 of the proceeds of the Bridge Loan to retire the loan described in the preceding paragraph, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype buildout.

In April 2007, the Company retired the $300,000 Promissory Note and accrued interest to the Trust with a portion of the proceeds from the issuance of $1,500,000 of Senior Secured Notes and the issuance of a 12% Promissory Note in the amount of $100,000.

DESCRIPTION OF SECURITIES

Our certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, 1,022,529 shares of common stock are outstanding, held by approximately 1675 record holders, and no shares of preferred stock are outstanding. In addition, $1,750,000 in principal amount of convertible promissory notes are outstanding, held by a single holder.

Unless otherwise indicated, all share amounts in this section assume the consummation of a 15- for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

Units

Each unit consists of one share of common stock and one warrant, which units can trade immediately following the effectiveness of the registration statement of which this prospectus is a part. Each warrant entitles the holder to purchase one share of common stock. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the American Stock Exchange.

The shares of common stock and warrants will trade only as a part of a unit for a minimum of 30 days and up to 6 months following the closing of this offering unless separate trading is authorized earlier by the underwriters.

Common Stock

Each share of common stock has one vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock. The holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

Provisions of our certificate of incorporation and by-laws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

 Warrants Included as Part of the Units

Each warrant included as part of the units in this offering entitles the registered holder to purchase one share of our common stock at a price of $7.20 per share, subject to adjustment as discussed below, exercisable immediately.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption:

•	at our sole election (without having to obtain prior consent from any other persons);

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

We have established these criteria to provide warrant holders with a premium to the initial warrant exercise price as well as a cushion against a negative market reaction, if any, to our redemption call. If these conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, we cannot assure you that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

None of the warrants included in the units offered by this prospectus will be exercisable unless (1) at the time a holder seeks to exercise such warrant, a registration statement is effective with respect to the common stock underlying the public warrants and (2) the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and maintain an effective registration statement relating to common stock underlying the public warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If a registration statement with respect to the common stock underlying the public warrants is not effective or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We may in the future engage a third party to solicit our warrants and may in those circumstances pay such third party a fee for such solicitation.

Preferred Stock

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

12% Promissory Bridge Notes and Warrants

The important terms of our 12% promissory bridge notes and warrants are set forth below.

Maturity. The principal amount and accrued interest under the notes are payable by us upon the earlier to occur of:

•	the closing of this offering, or

•	January 15, 2008.

Interest. The notes will receive interest at a cumulative annual rate of 12%, payable quarterly on the last business day of each quarter and at maturity, commencing March 31, 2007.

Limitation on Liens. We have agreed that it will not create or incur any lien (other than permitted liens, as defined in the form of Notes attached hereto) upon any of our assets or properties securing any debt that is pari passu or subordinate in right of payment to the Notes, unless the Notes are equally and ratably secured simultaneously with or prior to the creation or incurrence of such lien.

Warrants. Each investor in our March 2007 private financing was issued, for no additional consideration, warrants to purchase shares of our common stock at an exercise price equal to fifty percent of the offering price in this offering. If we do not consummate a public offering of our equity securities prior to January 15, 2008, then the warrants will be exercisable at a purchase price equal to 75% of the average closing price of our common stock during the 20 trading days immediately prior to January 15, 2008. The warrants are exercisable commencing upon the earlier of:

•	six months after consummation of this offering, or

•	January 1, 2008.

Registration Rights. Commencing on the earlier of (i) six months after consummation of this offering and (ii) January 1, 2008, the holders of a majority of the warrants will have the right to require us to register the common stock underlying the warrants. In addition, the holders of warrants will have piggyback registration rights with respect to any primary offering of securities by us prior to December 31, 2010 other than this offering.

Market Standoff Provision. The warrants provide that neither the warrants nor the underlying common stock will be transferable during the period commencing with the effectiveness of this Registration Statement and ending 6 months thereafter, except for transfers to family members for estate planning purposes.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, 1,022,528 shares of our common stock are outstanding, held by approximately 1,675 record holders. Upon the consummation of this offering, no shares of preferred stock will be outstanding. After this offering, we will have 2,722,528 shares of common stock outstanding. Of these shares, the 1,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by holders subject to lock-up agreements or by any of our affiliates within the meaning of Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 2,722,528 shares of our common stock to be outstanding on the closing date of this offering, 80,259 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 360 days after the date of this prospectus, and 1,858,824 shares (including 1,730,258 shares issuable upon the exercise of outstanding warrants) being registered for sale under our selling shareholder resale prospectus (excluding shares subject to the 360-day lock-up) will be similarly locked-up for six months after the date of this prospectus. All of the remaining 813,704 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those shares are currently eligible for sale under Rule 144(k).

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

American Stock Exchange Listing

Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On November , 2007, the last reported sales price of our common stock on the pink sheets was $ and on the Frankfurt Stock Exchange was $ . We have applied to have the units listed on the American Stock Exchange (“AMEX”) under the symbol “ ” on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will also be listed on AMEX under the symbols “ ” and “ ”, respectively.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

UNDERWRITING

J&L and Arthur Marcus

Subject to the terms and conditions of an underwriting agreement, dated                      , 2007, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont Securities Corporation is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Units
Jesup & Lamont Securities Corporation
Empire Financial Group, Inc.

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase all units offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the units, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concession not in excess of $      per unit. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $        per unit to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our units and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On November , 2007, the last reported sales price of our common stock on the pink sheets was $ and on the Frankfurt Stock Exchange was $ . The public offering price for the units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units included:

•	the information in this prospectus and otherwise available to the underwriters,

•	the history and the prospects for the industry in which we will compete,

•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings,

•	our current financial condition and the prospects for our future cash flows and earnings,

•	the general condition of the economy and the securities markets at the time of this offering,

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies, and

•	the public demand for our securities in this offering.

 We cannot be sure that the public offering price will correspond to the price at which our units will trade in the public market following this offering or that an active trading market for our units will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $6.00 offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Unit	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$
_______________

(1)	Underwriting discount is $ per unit.

(2)	The non-accountable expense allowance of 3% is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $394,000.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 255,000 additional units solely to cover over-allotments, if any, at the same price as the initial shares of units offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $   , $   , $   and $   , respectively.

Lock-ups

We have agreed with the underwriters that, without the prior written consent of the underwriters, we will not, for a period of two years from the closing of this offering, offer, sell or distribute any of our securities, other than pursuant to our incentive compensation plan at the then fair market value. In addition, our executive officers and have agreed with the underwriters that, without the prior written consent of the underwriters, they will not, for a period of 12 months from the closing of this offering, offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities. There are no agreements between the underwriters and any of our stockholders, optionholders or affiliates releasing them from these lock-up agreements as of the date hereof.

Other Terms

The underwriting agreement also provides that for a period of two years after the date of this prospectus, we will engage a designee of Jesup & Lamont Securities Corporation as an advisor to our board of directors. Such advisor shall attend meetings of the board and receive all notices and other correspondence and communications sent by us to our board. In addition, such advisor shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation. We have also agreed that, during such two-year period and in lieu of Jesup & Lamont Securities Corporation’s right to designate an advisor to our board of directors, Jesup & Lamont Securities Corporation shall have the right, in its sole discretion, to designate one person for election as a director of our company, and we have agreed to utilize our best commercial efforts to obtain the election of such person, who shall be entitled to receive compensation equal to the highest compensation of other non-employee directors, excluding the Chairman of the audit committee of the board, expense reimbursements and other benefits as any other non-employee director.

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Stabilization -J&L and Arthur Marcus

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our shares of common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the American Stock Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the units in the United States, the underwriters may, subject to the applicable foreign laws, also offer the units to certain institutions or accredited persons in the following countries:

Italy. This offering of the units has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares of common stock be distributed in Italy, except (1) to professional investors ( operatori qualificati ); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia , on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the units or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the units being offered. Any resale, directly or indirectly, to the public of the units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ( Vrijstellingsregeling Wet toezicht effectenverkeer 1995 ), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus as our counsel. Gersten Savage LLP, New York, New York is acting as counsel for the underwriters in this offering.

EXPERTS

Our financial statements as of December 31, 2006 and 2005 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the reports of Tschopp, Whitcomb & Orr, P.A., independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We are, and will remain following the closing of this offering, subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

PASSPORT RESTAURANTS, INC.

FORM SB-2

FINANCIAL STATEMENTS

PASSPORT RESTAURANTS, INC.

Consolidated Balance Sheet

As of July 15, 2007

(Unaudited)

	July 15, 2007	Decem ber 31, 2006
Assets

Current Assets:
Cash and cash equivalents	$76,775	123,496
Accounts Receivable	32,711	26,023
Inventories	33,060	17,959
Prepaid expenses	65,503	21,702
Deffered O ffering Costs	81,512	76,170

Total Current Assets	289,561	265,350

Property and equipment, net	642,804	236,439
O ther Assets	83,501	88,936
Intangible Assets	1,806,174	1,825,661

Total Assets	$2,822,039	2,416,386

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts Payable	$256,180	202,760
Accrued Expenses	216,195	95,911
Defered Revenue, N et	144,750	64,750

Total Current Liabilities	617,125	363,421

Capital Leases	188,589	-
Due to related party	100,000	300,000
Note Payable	30,000	56,554
Senior Secured Notes	1,500,000	-
Convertible debenture	1,750,000	1,750,000

Total Liabilities	4,185,714	2,469,975

Commitments and Contingencies

Stockholders' Equity:
Common Stock, $.001 par value; 50,000,000 shares authorized, 14,904,794 and 14,864,794 shares issued and outstanding	14,905	14,865
Preferred stock, no par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	9,970,843	9,930,884
Accumulated earnings (deficit)	(11,349,422)	(9,999,338)

Total stockholders' equity	(1,363,674)	(53,589)

Total liabilities & stockholders' equity	$2,822,039	2,416,386

See Notes to Consolidated Condensed Financial Statements

PASSPORT RESTAURANTS, INC.

Condensed Statements of Operations

For the Twenty-Eight Week Period Ended July 15, 2007 and July 9, 2006

	For The Twenty-Eight Week	For The Twenty-Eight Week
	Period Ended	Period Ended
	July 15, 2007	July 9, 2006
Revenue:
Restaurant sales	$742,186	$676,287
Franchise royalties	179,049	185,677
Other revenue	56,465	41,558

Total revenues	977,700	903,522

Costs and expenses:
Cost of restaurant sales	233,069	203,299
Restaurant labor	264,075	216,380
Restaurant occupancy	171,283	141,761
Restaurant operating expenses	205,651	98,006
Franchise operating expenses	100,963	96,529
General and administrative	755,658	920,713
Depreciation and amortization	61,232	33,741

Total cost and expenses	1,791,930	1,710,428

Loss from operations	(814,231)	(806,906)

Non-operating income (expenses)

Interest income	-	5,688
Interest expenses and loan fees	(535,854)	(39,171)

Total non-operating income (expenses)	(535,854)	(33,483)

Provision for Income Taxes	-	-

Net loss	$(1,350,084)	$(840,390)

Weighted average common shares outstanding - basic and diluted	14,904,794	14,727,838

Basic and diluted loss per common share	$(0.09)	$(0.06)

See Notes to Consolidated Condensed Financial Statements

PASSPORT RESTAURANTS, INC.

Condensed Statements of Cash Flows

For the Twenty-Eight Week Period Ended July 15, 2007 and July 9, 2006

	For The Twenty-eight Week	For The Twenty-eight Week
	Period Ended	Period Ended
	July 15, 2007	July 9, 2006
Cash flows from operating activities:
Net income (loss)	(1,350,084)	(840,390)
Adjustments to reconcile net loss to net cash used in operating activities including discontinued operation:
Common stock issued for services	40,000	80,000
Depreciation and amortization - continuing operations	61,232	33,741
Change in assets and liabilities, net of assets acquired:
Accounts Receivable	(6,688)	6,810
Inventory	(15,101)	(507)
Prepaid expenses	(43,801)	(1,502)
Deffered Offering Costs	(5,342)	-
Other assets	5,435	(31,255)
Deffered Revenue (net)	80,000	41,423
Accounts payable and accrued expenses	164,276	(112,217)
Net cash used in operating activities	(1,070,073)	(823,897)

Cash flows from investing activities:
Cash paid for acquisitions	-	(250,000)
Cash from acquisition	-	26,392
Purchases of property and equipment	(438,683)	(2,349)
Repayment of note receivable	-	81,800
Net cash provided by (used in) investing activities	(438,683)	(144,157)

Cash flows from financing activities:
Proceeds from capital leases	206,767	-
Repayment of capital leases	(18,178)	-
Proceeds from senior securd notes	1,500,000	-
Repayment to related party	(200,000)	-
Repayment of note payable	(26,554)	-

Net cash provided by (used in) financing activities	1,462,035	-

Net increase (decrease) in cash	(46,721)	(968,054)

Cash and cash equivalents - beginning of period	123,496	1,476,019

Cash and cash equivalents - Cash - end of period	76,775	507,965

Supplemental disclosure of cash flow information:
Cash paid for:
Interest and loan fees	413,251	70,000
Income taxes	-	-

Supplemental disclosure of non-cash financing activities:
Common stock issued for acquisition	-	150,000
Common stock issued to satisfy debt	-	12,500

See Notes to Consolidated Condensed Financial Statements

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(1)	Organization

Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Operations of the Company through the date of merger had been devoted primarily to concept development, restaurant site selection, raising capital and administrative activities.

Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - LHI) was a Texas corporation incorporated in 2000. However, in June 2003 the Board of Directors resolved to terminate the operations of LHI which has been very limited in its nature and scope through that date.

On June 19, 2003, pursuant to a certain asset purchase agreement (Agreement), LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport in a business combination accounted for as a reverse acquisition. For accounting purposes the reverse acquisition is reflected as if Passport issued its stock (10,000 shares) for the net assets of LHI. The net assets of LHI were not adjusted in connection with the reverse acquisition since they were monetary in nature. Accordingly, no goodwill or intangibles were recorded because the Agreement resulted in a combining of the companies which has been reflected as a recapitalization transaction.

As a result of the transaction the existing directors and officers of LHI resigned and new directors and officers were appointed. (Hereinafter, the combined entities of LHI and Passport are referred to as the Company). Subsequent to this date LHI changed its name to Passport Restaurants, Inc.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation
The consolidated financial statements include the accounts of Passport Restaurants, Inc. and its wholly-owned subsidiaries (the “Company”). All intercompany accounts and transactions have been eliminated in consolidation. The Company operates and franchises various restaurant concepts located in the United States.

The Company has a 52/53 week fiscal year ending on the Sunday nearest December 31.

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to fiscal 2007 presentation. These reclassifications have no effect on the Company’s net income or financial position as previously reported.
(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(2)	Summary of Significant Accounting Policies (Continued)

(b)	Presentation of Unaudited Financial Statements
The unaudited financial statements have been prepared in accordance with rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as July 15, 2007 and results of operations and cash flows for the twenty-eight-week periods ended July 15, 2007 and July 9, 2006. The results of operations are not necessarily indicative of results which may be expected for any other interim period, or for the year as a whole. The unaudited financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2006.

(c)	Revenue Recognition
The principal sources of revenue are derived from restaurant sales. Restaurant sales are recognized as earned. In connection with franchising activities, the Company receives initial franchise fees, area development fees and continuing royalties. The initial franchise fee and development fee are recognized as income when the franchised restaurant commences operation, at which time the Company has fulfilled its obligations relating to such fees. Franchise royalties, which are based upon amounts specified in franchise agreements, range between 0% and 3% of franchised restaurant sales and are recognized as such sales occur.

(d)	Cash and Cash Equivalents
The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

(e)	Inventories
Inventories, which consist of food products, paper goods and supplies and smallwares are valued at the lower of cost or market, determined under the first-in, first-out method.
(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(2)	Summary of Significant Accounting Policies (Continued)

(f)	Property and Equipment
Property and equipment are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

Year
Leasehold improvements	10
Furniture, fixtures and equipment	5-7

Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while improvements are capitalized.

The Company evaluates property and equipment held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. An impairment is determined by comparing estimated undiscounted future operating cash flows for a restaurant to the carrying amount of its assets. If an impairment exists, the amount of impairment is measured as the excess of the carrying amount over the estimated discounted future operating cash flows of the asset and the expected proceeds upon sale of the asset. Assets held for sale are reported at the lower of carrying amount or fair value less costs to sell.

(g)	Intangible Assets
Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the
(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(2)	Summary of Significant Accounting Policies (Continued)

(g)	Intangible Assets (Continued)
reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets). As if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value. Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

(h)	Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(i)	Advertising Costs
The costs of advertising, promotion and marketing programs are charged to restaurant operating expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $37,402 and $19,965 for the twenty-eight weeks ended July 15, 2007 and July 9, 2006, respectively.

(j)	Pre-Opening Costs
All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.
(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

3)	Property and Equipment
At July 15, 2007 property and equipment consisted of the following:

2007
Leasehold improvements	$723,061
Furniture, fixtures and equipment	363,645
Vehicles	10,000
1,096,706
Less accumulated depreciation and amortization	(453,902)
$642,804

(4)	Notes Payable
In March 2006, the Company entered into convertible promissory note in the amount of $56,554 in connection with substantially all of the assets used in the operation of New York NY Fresh Deli restaurants owned by New York New York Franchising, Inc. The note bears interest at 8% and is convertible into the Company’s common stock at $1 per share. Principal and interest due is payable in arrears in two installments of principal and interest in March 2007 and March 2008, when all unpaid principal, together with all accrued but unpaid interest, shall be paid in full. As of July 15, 2007, unpaid principal is $30,000 and an agreement was made to change the note to a non-interest baring instrument.

In February and March 2007, the Company issued $425,000 of 12% Promissory Bridge Notes due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of the Company’s common stock that is equal to the quotient of (A) the principal amount of the Noted divided by (B) the Applicable Exercise Price and will have an exercise price equal to the Applicable Exercise Price. If the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $5.0 million (a “Qualified Offering”) prior to December 31, 2007, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to December 31, 2007, then the Applicable Exercise Price will equal 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007. After determination of the Applicable Exercise Price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.
(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(4)	Notes Payable (Continued)
On March 27, 2007, the Company issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full on the earlier of September 30, 2007, and the closing of a Qualified Offering. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of the common stock of the Company on a fully diluted basis after taking into consideration the shares to be issued in the Qualified Offering. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, the Company paid to the purchaser closing, legal and other fees totaling $92,500. As of July 15, 2007, accrued interest of $7,500 is included in accrued expenses in the accompanying balance sheet.

In April 2007, the Company retired the $300,000 Promissory Note to a related party and accrued interest with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes and the issuance of new 12% Promissory Note in the amount of $100,000. The 12% Promissory Note is due in full on the earlier of September 30, 2007, and the closing of a Qualified Offering. Interest is payable monthly. As of July 15, 2007, accrued interest of $3,500 is included in accrued expenses in the accompanying balance sheet.

(5)	Convertible Debentures
Convertible debentures bear interest at 4% and are convertible into the Company’s common stock at the lesser of $1 per share or a 20% discount to the average closing price of the Company’s common stock for the five business days prior to conversion. Interest is payable annually in December, the note is due in full in June 2007. In March 2007, the convertible debenture was amended to: (1) extend the maturity to December 31, 2007 at which date the note shall be payable in full, and (2) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, the Company issued the note holder 200,000 warrants to purchase shares of common stock of the Company at a price equal to fifty percent of the public offering price of the shares of common stock of the Company in the Qualified Offering. If such the Qualified Offering does not take place by December 31, 2007, these warrants shall be exercisable at the lower of $1.00 and the average closing price of the Company’s share during the twenty trading days immediately prior to December 31, 2007.

(Continued)

PASSPORT RESTAURANTS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements
For the Twenty-eight-week Period Ended July 15, 2007

(5)	Convertible Debentures (Continued)
On July 10, 2007, the convertible debenture was amended to defer the interest payment due on June 30, 2007 to the earliest of (i) December 31, 2007, (ii) obtaining a minimum of $500,000 (gross) of third party financing, (iii) the completion of a public offering of the common stock of the Company, and (iv) the conversion of the convertible debentures into common stock of the Company. In consideration of the foregoing, a further payment of $15,000 shall be made at the time the note falls payable. As of July 15, 2007, accrued interest and loan fees of $90,385 is included in accrued expenses in the accompanying balance sheet.

(6)	Income Taxes
AtDecember 31, 2006, the Company had a net operating loss carryforward for income tax purposes of approximately $8,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2022, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

The Company had a net operating loss for the twenty eight-week period ended July 15, 2007. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(7)	Commitments and Contingencies
The Company leases its office and certain restaurant locations under operating lease agreements. Rent expense totaled $146,155 and $138,474 for the twenty eight-week periods ended July 15, 2007 and July 9, 2006, respectively.

Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

Year Ending December
2007	339,219
2008	337,811
2009	334,532
2010	298,382
2011	111,273
2012	121,166
2013	124,809
2014	128,563
2015	132,429
2016	119,993

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Passport Restaurants, Inc.

We have audited the consolidated balance sheets of Passport Restaurants, Inc. as of December 31, 2006 and December 25, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Passport Restaurants, Inc. at December 31, 2006 and December 25, 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

March 29, 2007
Maitland, Florida

PASSPORT RESTAURANTS, INC.

Consolidated Balance Sheets

December 31, 2006 and December 25, 2005

Assets

	2006	2005
Current assets:
Cash and cash equivalents	$123,496	$1,476,019
Accounts receivable	26,023	31,495
Note receivable (note 1)	-	163,600
Inventories	17,959	16,283
Prepaid expenses	97,872	18,723

Total current assets	265,350	1,706,120

Property and equipment, net (note 3)	236,439	95,714
Other assets	88,936	37,929
Intangible assets	1,825,661	1,360,996

Total assets	$2,416,386	$3,200,759

See accompanying notes to financial statements.

PASSPORT RESTAURANTS, INC.

Consolidated Balance Sheets

December 31, 2006 and December 25, 2005

Liabilities and Stockholders’ Equity

	2006	2005
Current liabilities:
Accounts payable	$202,760	$99,123
Accrued expenses	160,661	167,341

Total current liabilities	363,421	266,464

Due to related party (note 4)	356,554	-
Convertible debentures (note 5)	1,750,000	1,750,000

Total liabilities	2,469,975	2,016,464

Commitments and contingencies (note 7)

Stockholders’ Equity:
Common stock, $.001 par value; 50,000,000 shares authorized, 14,866,204 and 14,574,898 shares issued and outstanding	14,866	14,531
Preferred stock, no par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	9,930,883	9,671,730
Accumulated deficit	(9,999,338)	(8,501,966)

Total stockholders’ equity (deficit)	(53,589)	1,184,295

Total liabilities and stockholders’ equity	$2,416,386	$3,200,759

See accompanying notes to financial statements.

PASSPORT RESTAURANTS, INC.

Consolidated Statements of Operations

For the years ended December 31, 2006 and December 25, 2005

	2006	2005
Revenue:
Restaurant sales	$1,242,716	$1,245,285
Franchise royalties	335,714	6,726
Other revenues	140,915	67,350

Total revenues	1,719,345	1,319,361

Costs and expenses:
Cost of restaurant sales	367,116	363,234
Restaurant labor	387,753	360,762
Restaurant occupancy	262,057	238,581
Restaurant operating expenses	180,602	168,495
Franchise operating expenses	194,567	18,842
General and administrative	1,662,032	939,558
Depreciation and amortization	94,209	66,137

Total costs and expenses	3,148,336	2,155,609

Loss from operations	(1,428,991)	(836,248)

Non-operating income (expenses):
Interest income	5,686	92,477
Interest expense	(74,067)	(68,639)

Total non-operating income (expenses)	(68,381)	23,838

Loss from continuing operations	(1,497,372)	(812,410)

Net gain (loss) from discontinued operations (note 10)	-	9,680

Net loss	$(1,497,372)	(802,730)

Weighted average common shares outstanding - basic and diluted	14,698,704	13,657,986

Basic and diluted loss per common share from continuing operations	$(0.10)	(0.06)

Basic and diluted loss per common share from discontinued operations	-	-

Basic and diluted loss per common share	$(0.10)	(0.06)

See accompanying notes to financial statements.

PASSPORT RESTAURANTS, INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2006 and December 25, 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(1,497,372)	(802,730)
Adjustments to reconcile net loss to net cash used in operating activities including discontinued operations:
Common stock issued for services	80,001	105,000
Depreciation and amortization - continuing operations	62,884	66,137
Depreciation and amortization - discontinued operations	-	-
Loss on disposal of property and equipment	-	84,077
Changes in assets and liabilities, net of assets acquired:
Accounts receivable	5,472	4,568
Inventory	(1,676)	(477)
Prepaid expenses	(79,149)	(14,210)
Other assets	(51,007)	54,230
Accounts payable and accrued expenses	96,957	(358,826)
Net cash used in operating activities	(1,383,890)	(862,231)
Cash flows from investing activities:
Cash paid for acquisitions	(250,000)	(155,000)
Proceeds from sale of subsidiary	-	120,000
Cash from acquisition	26,392	5,334
Purchases of property and equipment	(203,609)	(3,946)
Proceeds from (increase) in note receivable	163,600	(163,600)
Advances under note receivable	-	(1,863,561)
Repayment of note receivable	-	1,863,561
Net cash provided by (used in) investing activities	(263,617)	(197,212)
Cash flows from financing activities:
Purchase of treasury stock	-	(600,000)
Proceeds from note payable	356,554	-
Net cash provided by (used in) financing activities	356,554	(600,000)
Net increase (decrease) in cash and cash equivalents	(1,352,523)	(1,659,443)
Cash and cash equivalents - beginning of year	1,476,019	3,135,462
Cash and cash equivalents - end of year	$123,496	1,476,019
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$140,000	-
Income taxes	$-	-
Supplemental disclosure of non-cash financing and investing activities:
Common stock issued for acquisitions	$150,000	957,883
Common stock issued to satisfy debt	$29,487	1,019,598

See accompanying notes to financial statements.

PASSPORT RESTAURANTS, INC.

Consolidated Statement of Stockholders’ Equity

For the years ended December 31, 2006 and December 25, 2005

			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 26, 2004	12,973,172	$12,973	8,190,807	(7,699,236)	504,544

Common stock issued for services	100,000	100	104,900	-	105,000

Common stock issued for business acquisitions	766,306	766	957,117	-	957,883

Purchase of common stock	(303,030)	(303)	(599,697)	-	(600,000)

Common stock issued for conversion of debt	994,756	995	1,018,603	-	1,019,598

Net loss	-	-	-	(802,730)	(802,730)

Balances, December 25, 2005	14,531,204	14,531	9,671,730	(8,501,966)	1,184,295

Common stock issued for services	170,000	170	79,831	-	80,001

Common stock issued for business acquisition	150,000	150	149,850	-	150,000

Common stock issued for conversion of debt	15,000	15	29,472	-	29,487

Net loss	-	-	-	(1,497,372)	(1,497,372)

Balances, December 31, 2006	14,866,204	$14,866	9,930,883	(9,999,338)	(53,589)

See accompanying notes to financial statements.

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(1)	Organization

Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Operations of the Company through the date of merger had been devoted primarily to concept development, restaurant site selection, raising capital and administrative activities.

Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - LHI) was a Texas corporation incorporated in 2000. However, in June 2003 the Board of Directors resolved to terminate the operations of LHI which has been very limited in its nature and scope through that date.

On June 19, 2003, pursuant to a certain asset purchase agreement (Agreement), LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport in a business combination accounted for as a reverse acquisition. For accounting purposes the reverse acquisition is reflected as if Passport issued its stock (10,000 shares) for the net assets of LHI. The net assets of LHI were not adjusted in connection with the reverse acquisition since they were monetary in nature. Accordingly, no goodwill or intangibles were recorded because the Agreement resulted in a combining of the companies which has been reflected as a recapitalization transaction.

As a result of the transaction the existing directors and officers of LHI resigned and new directors and officers were appointed. (hereinafter, the combined entities of LHI and Passport are referred to as the Company). Subsequent to this date LHI changed its name to Passport Restaurants, Inc.

On December 1, 2004, the Company completed the acquisition of the outstanding capital stock of Pala Alto Fuego, Inc. (PAF) headquartered in Stanford, California. The capital stock was acquired from the sole shareholder. The shareholder had no prior relationships with the Company.

The purchase price consisted of $256,865 in cash and has been accounted for using the purchase method of accounting. The Company has included financial results of PAF from December 1, 2004. The purchase price allocation is as follows:

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(1)	Organization (Continued)

Cash Consideration	$256,865

Less: Property and equipment	(157,941)
Other assets	(70,745)

Plus: Accounts payable and accrued expenses	271,212

Goodwill	$299,391

In April 2005, the Company acquired an 80% interest in Caribbean Restaurant Concepts, Inc. (CRC) for $120,000. Additionally, after the acquisition, the Company loaned approximately $1,864,000 to Pusser’s Landing Restaurant to acquire certain U.S. restaurant operations and exclusive U.S. development rights for the Pusser’s West Indies restaurant concept. The note was interest bearing at 8% and was due within five years. The note principal and interest was paid off in December 2005.

In December 2005, the Company sold its 80% interest back to CRC for $120,000 in cash and a $163,600 note receivable. The sale resulted in income of $163,600 which represents the Company’s share of the results of operations of CRC during the term of ownership and, which is included in net gain (loss) from discontinued operations in the accompanying consolidated statement of operations. The note is payable in two equal installments of $81,800 plus interest at 8% in May and July 2006.

In June 2005, the Company agreed to acquire 100% of Pacific Ocean Restaurants, Inc. in exchange for 800,000 shares of its common stock, valued at $1.25 for total consideration of $1,000,000. As of December 25, 2005, 43,694 shares of common stock had not been issued and the related liability of $54,617 is included in accrued expenses in the accompanying consolidated balance sheet. The purchase price allocation is as follows:

Common stock consideration	$1,000,000

Less: Cash	(5,334)
Accounts receivable	(36,063)
Property and equipment	(2,411)
Other assets	(3,096)

Plus: Accounts payable and accrued expenses	61,009

Goodwill	$1,014,105

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(1)	Organization (Continued)

In December 2005, the Company acquired 100% of Steve’s Pizza Franchise Corporation (“SPFC”) in exchange for $30,000 in cash and 10,000 shares of the Company’s common stock valued at 1.25 per share for a total of $12,500. SPFC franchises quick casual restaurants under the trade name “Steve’s Pizza.” The assets acquired by the Company were all of the intellectual assets and intellectual property rights including trade name, trademarks and service marks, trade secrets, formulas recipes, processes and manuals used in the operation of Steve’s Pizza restaurants, development rights and franchise agreements associated with the nine operating Steve’s Pizza restaurants. Accordingly, the entire purchase price of $47,500 is included in intangible assets in the accompanying consolidated balance sheet as of December 25, 2005.

In March 2006, the Company acquired 100% of New York NY Franchising, Inc. (NYNY) in exchange for $250,000 in cash, $75,000 in promissory note, 150,000 shares of the Company’s common stock valued at $1.00 per share for a total of $150,000, and other consideration of $25,000. The purchase price allocation is as follows:

Consideration	$500,000

Less: Cash	(26,392)
Accounts receivable	(11,939)
Equipment	(9,609)
Other	(2,300)

Plus: Accrued expenses	45,590

Trademark	$495,350

Following are the summarized unaudited pro forma results of operations had the acquisitions of POR and SPFC occurred on January 1, 2005. The unaudited pro forma results are not necessarily indicative of future earnings on earnings that would have been reported had the acquisition been completed when assumed.

2005

Sales	$1,432,895

Net loss	(883,289)

Basic and diluted loss per common share	$(.06)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of Passport Restaurants, Inc. and it’s wholly-owned subsidiaries (the “Company”). All intercompany accounts and transactions have been eliminated in consolidation. The Company operates and franchises various restaurant concepts located in the United States.

The Company has a 52/53 week fiscal year ending on the Sunday nearest December 31.

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform with fiscal 2006 presentation. These reclassifications have no effect on the Company’s net income or financial position as previously reported.

(b)	Revenue Recognition

The principal sources of revenue are derived from restaurant sales, the collection of franchise royalties based on a percentage of the franchisee gross receipts and franchise licensing fees. Restaurant sales and income from royalties are recognized as earned. In connection with franchising activities, the Company receives initial franchise fees, area development fees and continuing royalties. Franchise royalties, which are based upon amounts specified in franchise agreements, range between 0% and 3% of franchised restaurant sales and are recognized as such sales occur.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

(d)	Inventories

Inventories, which consist of food products, paper goods and supplies and smallwares are valued at the lower of cost or market, determined under the first-in, first-out method.

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(2)	Summary of Significant Accounting Policies (Continued)

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

Year
Leasehold improvements	10
Furniture, fixtures and equipment	5-7

Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while improvements are capitalized.

The Company evaluates property and equipment held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. An impairment is determined by comparing estimated undiscounted future operating cash flows for a restaurant to the carrying amount of its assets. If an impairment exists, the amount of impairment is measured as the excess of the carrying amount over the estimated discounted future operating cash flows of the asset and the expected proceeds upon sale of the asset. Assets held for sale are reported at the lower of carrying amount or fair value less costs to sell.

(f)	Intangible Assets

Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(2)	Summary of Significant Accounting Policies (Continued)

(f)	Intangible Assets (Continued)

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets). As if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value. Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

(g)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(h)	Advertising Costs

The costs of advertising, promotion and marketing programs are charged to restaurant operating expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $56,000 and $5,000 for the years ended December 31, 2006 and December 25, 2005, respectively.

(i)	Pre-Opening Costs

All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(3)	Property and Equipment

At December 31, 2006 and December 25, 2005, property and equipment consisted of the following:

	2006	2005

Leasehold improvements	$327,285	327,285
Furniture, fixtures and equipment	140,387	126,133
Vehicles	10,000	10,000
Construction in process	189,355	-

	667,027	463,418
Less accumulated depreciation and amortization	(430,588)	(367,704)

	$236,439	95,714

(4)	Due to Related Party

In August 2005, the Company issued 994,756 shares of its common stock valued at $1.05 per share in exchange for the cancellation of amounts due to related party aggregating $1,044,494 at that date, net of stock issuance costs of $26,894.

(5)	Notes Payable

Note payable to related party bore interest at the prime rate. In July 2004, the Company issued 478,138 shares of our common stock valued at $5.50 per share in exchange for the cancellation of the note payable and accrued interest aggregating $2,629,759 held by a related party.

Convertible debentures bear interest at 4% and are convertible into the Company’s common stock at the lesser of $1 per share or a 20% discount to the average closing price of the Company’s common stock for the five business days prior to conversion. In accordance with EITF 98-5, this has been reflected as a beneficial conversion feature in the amount of $1,750,000 and is included with interest expense in the accompanying consolidated statement of operations. Interest is payable annually in December, the note is due in full in June 2007. As of December 25, 2005, accrued interest of $70,000 is included in accrued expenses in the accompanying balance sheet.

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(6)	Income Taxes

At December 31, 2006, the Company had a net operating loss carryforward for income tax purposes of approximately $8,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2022, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(7)	Commitments and Contingencies

The Company leases its office and certain restaurant locations under operating lease agreements. Rent expense totaled $231,948 and $180,049 for the years ended December 31, 2006 and December 25, 2005, respectively.

Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

Year Ending December

2007	$ 269,764
2008	127,890
2009	121,820
2010	109,619
2011	111,269
Thereafter	309,756

(8)	Loss Per Share of Common Stock

Loss per share of common stock has been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of warrant and convertible debt are not included in the calculation of diluted earnings per share information.

Warrants to purchase 400,713 shares of common stock, at a price of $6.40 per share, were outstanding during the year but not included in the December 31, 2006 and December 25, 2005 computations of diluted loss per share, because inclusion of such securities would have an antidilutive effect on loss per share. The 400,713 warrants, which expire on June 19, 2008, were still outstanding at December 31, 2006 and December 25, 2005.

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(9)	Stockholders’ Equity

The Company is authorized to issue up to 10,000,000 shares of preferred stock, no par value, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of December 25, 2005 and December 26, 2004, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, if issued, be fully paid and assessable.

The fair value of warrants is estimated on the date of grants utilizing the Black-Scholes option pricing model with the following weighted average assumptions for year ended December 28, 2003: expected life of 5 years; expected volatility of 50%, risk-free interest rate of 3.5%; and a 0% dividend yield.

The Company has issued warrants in connection with the reverse merger. The Company’s warrants allow the holder to purchase one share of the Company’s common stock at a specified price.

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(9)	Stockholders’ Equity (Continued)

In October 2004, the Company issued 303,030 shares of our common stock at $1.65 to a European investor. On the first anniversary of the purchase, the investor had the option to put the shares, in whole or in part, to the Company. The Company agreed to purchase the shares at a price of $1.98 per share.

Warrants granted and issued by the Company consisted of:

	Number	Weighted Average Price

Balance outstanding, December 26, 2004	400,713	$6.40

Warrants granted	-	-
Warrants exercised	-	-
Warrants cancelled	-	-

Balance outstanding, December 25, 2005	400,713	$6.40

Warrants granted	-	-
Warrants exercised	-	-
Warrants cancelled	-	-

Balance outstanding, December 31, 2006	400,713	$6.40

Warrants exercisable at December 31, 2006	400,713	$6.40

(10)	Discontinued Operations

In 2004, the Company recorded an approximately $1,392,000 charge resulting from the decision to terminate the development of its Passport-A-Taste of Europe (“PATE”) restaurant concept. Accordingly, the Company closed its two PATE restaurants and terminated the development of two additional leased restaurant sites. The decision to cease development of the concept, close the operating restaurants and terminate the leased site was the result of a comprehensive analysis that examined the restaurants not meeting minimum return on investment thresholds and certain other operating performance criteria. The charge consists of long-lived asset impairments totaling approximately $1,194,000, and lease termination charges totaling approximately $198,000. In 2005, the Company incurred approximately $154,000 of operating losses, lease termination costs and other costs associated with the abandonment of the PATE concept.

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(10)	Discontinued Operations (Continued)

In December 2005, the Company reviewed the development opportunities for the Pusser’s Landing Restaurant brand and determined that its opportunities were not compatible with the Company’s strategy for growth. Accordingly, the Company sold its 80% ownership interest back to CRC, the owner of the Pusser’s Landing Restaurant operations and its U.S. development rights.

Accordingly, the related results of operations are reported in discontinued operations in the accompanying consolidated financial statements. Certain reclassifications within the accompanying consolidated financial statements have been made to reflect the effects of discontinued operations for all periods presented.

As presented in the accompanying consolidated statements of operations, net gain (loss) from discontinued operations consists of the following:

	2006	2005

Income from operations - CRC		163,600

Loss from operations - PATE		(153,920)

Net gain (loss) from discontinued operations		9,680

(11)	Subsequent Event

In February and March 2007, the Company issued $425,000 of 12% Promissory Bridge Notes due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of the Company’s common stock that is equal to the quotient of (A) the principal amount of the Note divided by (B) the Applicable Exercise Price and will have an exercise price equal to the Applicable Exercise Price. If the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $5.0 million (a “Qualified Offering”) prior to December 31, 2007, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to December 31, 2007, then the Applicable Exercise Price will equal 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007. After determination of the Applicable Exercise Price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.

(Continued)

PASSPORT RESTAURANTS, INC.

Notes to Consolidated Financial Statements

December 31, 2006 and December 25, 2005

(11)	Subsequent Event (Continued)

On March 27, 2007, the Company issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full on the earlier of December 31, 2007 and the closing of a Qualified Offering. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of the common stock of the Company on a fully diluted basis after taking into consideration the shares to be issued in the Qualified Offering. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, the Company paid to the purchaser closing, legal and other fees totaling $92,500.

In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, the Company paid its exclusive private placement agent cash compensation equaling $180,000 and issued to its exclusive private placement agent warrants to purchase 250,000 shares of its common stock with an exercise price equal to 50% of the public offering price in the Qualified Offering. The warrants expire on the fifth anniversary of the first closing of the sale of 12% Promissory Bridge Notes.

In April 2007, the Company retired the $300,000 Promissory Note to a related party and accrued interest with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes and the issuance of new 12% Promissory Note in the amount of $100,000. The 12% Promissory Note is due in full on the earlier of December 31, 2007 and the closing of a Qualified Offering. Interest is payable monthly.

No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of our company or the facts herein set forth since the date hereof.

Until             , 2007, 25 days after the date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Pacific Restaurant Holdings, Inc.

1,700,000 Units

__________________

P R O S P E C T U S
__________________

Jesup & Lamont Securities Corporation

Empire Financial Group, Inc.

November     , 2007

Alternate Page for Selling Shareholders Prospectus

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated September 25, 2007

PASSPORT RESTAURANTS, INC.

1,758,824 Shares of Common Stock

This prospectus relates to 1,758,824 shares of common stock, par value $0.001 per share, of Passport Restaurants, Inc. for the sale from time to time by certain selling shareholders of our securities, or by their pledgees, donees, transferees or other successors in interests.

We will not receive any of the proceeds from the sales of our shares of common stock by the selling shareholders. The shares may be offered from time to time by the selling shareholders, their pledgees and/or their donees, after the effective date of this registration statement through ordinary brokerage transactions in the over-the-counter market or exchange, in negotiated transactions or otherwise until trading has commenced on the American Stock Exchange and then at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders will not be selling until the distribution of the initial public offering is completed and the shares are trading on the American Stock Exchange.

No underwriting arrangements have been entered into by the selling shareholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders, their pledgees and/or their donees, in connection with sales of the selling shareholders securities. Two of the selling shareholders, EKN Financial Services, Inc. and Jesup & Lamont Securities Corporation, are NASD broker-dealers and are statutory underwriters.

The selling shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

On ,                  2007, a registration statement under the Securities Act with respect to a public offering by us of 1,700,000 units, each consisting of one share of common stock and one warrant to purchase common stock, was declared effective by the U.S. Securities and Exchange Commission. We will receive approximately $ of net proceeds from the offering after payment of underwriting discounts and commissions and estimated expenses of the offering.
________________

These securities involve a high degree of risk. See “Risk Factors” beginning on page SS- of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2007

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THE OFFERING
Securities offered	1,758,824 shares of common stock,

Common stock outstanding before this offering	1,022,528 shares
Common stock to be outstanding after this offering	2,722,528 shares

Use of proceeds	We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.

Proposed American Stock Exchange symbols for our common stock

Alternate Page for Selling Shareholders Prospectus

Use of Proceeds

We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. The table immediately below sets forth certain information regarding the beneficial ownership of shares of common stock and warrants by the selling stockholders.

For additional information regarding material relationships, see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

				Number of Shares Owned by Selling Stockholder After Offering(1) and Percent Outstanding Post Offering
Name of Selling Stockholder and Position, Office or Material Relationship	Common Shares held by the Selling Stockholders	Additional Shares Issuable Under Warrants and Anti-Dilution Rights Held	Number of Shares to be Registered	# of Shares	% of Class
Shares of Common Stock underlying the Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with March 2007 private financing

CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management	0	926,925(2)	926,925(2)	0	*

Shares of Common Stock underlying the Warrants issued to Absolute Return Europe Fund

Absolute Return Europe Fund	100,000	200,000	200,000	100,000	*

Shares of Common Stock underlying the Warrants issued to EKN Financial Services, Inc. in connection with February 2007 and March 2007 private financings

EKN Financial Services, Inc.		8,333	8,333	0	*

Andres Bello		3,933	3,933	0	*

Averell Satloff		3,933	3,933	0	*

Eric Heil		3,333	3,333	0	*

Lisa Lanner		1,333	1,333	0	*

Shares of Common Stock underlying the Warrants issued to Jesup & Lamont in connection with August 2007 private financing Shares of Common Stock underlying the Warrants issued to Jesup & Lamont in connection with this offering

Jesup & Lamont	28,566	195,000	195,000	28,566	*

Shares of Common Stock issued to Jesup & Lamont in connection with August 2007 private financing	8,570	0	8,570	0	*

Shares of Common Stock issued to A. Bello of Jesup & Lamont in connection with August 2007 private financing	9,998	0	9,998	0	*

Shares of Common Stock issued to A. Satloff of Jesup & Lamont in connection with August 2007 private financing	9,998	0	9,998	0	*

Shares of Common Stock underlying the Warrants issued to the holders of Bridge Notes in connection with February 2007 and March 2007 private financings

Richard Arote	0	33,333	33,333	0	*

Mark Anthony	0	8,333	8,333	0	*

Yehunda and Anne Neuberger	0	33,333	33,333	0	*

Egatniv, LLC	0	8,333	8,333	0	*

Mauro Romita	0	16,667	16,667	0	*

Susan Andreiev	0	8,333	8,333	0	*

Richard Glass	0	16,667	16,667	0	*

Steven Legum	0	8,333	8,333	0	*

Nancy Andreiv	0	8,333	8,333	0	*

Shares of Common Stock underlying the Warrants issued to the holders of Unsecured Bridge Notes in connection with August 2007 private financing

Richard Arote	0	33,333	33,333	0	*

Peter and Luba Bondra	0	25,000	25,000	0	*

Karl Celtnieks	0	25,000	25,000	0	*

Egatniv, LLC	0	16,667	16,667	0	*

Mauro Romita	0	16,667	16,667	0	*

Michael Romita	0	16,667	16,667	0	*

Stephen Murphy and Teresa Burke	0	16,667	16,667	0	*

Danny Plante	0	25,000	25,000	0	*

To Be Named	0	8,333	8,333	0	*

Manfred Opel	8,667	66,667	66,667	8,667	*

* Less than 1% of class of common stock.
(1) This column reflects the number of shares that will be owned by the selling stockholder when and if such warrants are exercised.
(2) The table above does not give effect to the holdings of CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management (the "Centrecourt Holders"), of warrants to purchase and contract rights to receive warrants or common stock (the "contract shares") representing an aggregate of up to 926,925 shares of common stock (assuming an offering at $6.00 per unit), constituting 15% of our fully diluted equity immediately following the closing of this offering. The warrants have an exercise price equal to $.0001 per share. The Centrecourt Holders do not have the right to exercise the warrants or receive the contract shares to the extent that after such exercise they would beneficially own in the aggregate more than 4.99% of our common stock immediately following such issuance. This “blocker provision” may be waived by the Centrecourt Holders upon 61 days notice to the Company.

Alternate Page for Selling Shareholders Prospectus

PLAN OF DISTRIBUTION

Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she shall determine. Such shares of our common stock may be offered by the selling shareholders, in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling shareholders may also use Rule 144 under the Securities Act, to sell such shares, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of shares of our common stock by the selling shareholders.

The selling shareholders have advised us that sales of shares of our common stock may be effected from time to time in transactions (which may include block transactions) after effectiveness of this Registration Statement, that may take place on the over-the-counter market or an exchange including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale as principals until trading has commenced on the American Stock Exchange, and thereafter at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders, and/or the purchasers of shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders, and any broker-dealers that act in connection with the sale of the shares of our common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements under the Securities Act. If any broker-dealers are used by the selling shareholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any selling shareholders’ shares, as principals, any profits received by such broker-dealers on the resale of the selling shareholders’ shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling shareholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling shareholders’ shares of our common stock offered by selling shareholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling shareholders’ shares, will be borne by the selling shareholders, their pledgees and/or their donees. Furthermore, in the event of a “distribution” of shares, any selling shareholders, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the shares of our common stock in connection with this offering.

Two of the selling shareholders, EKN Financial Services, Inc. and Jesup & Lamont Securities Corporation, are NASD broker-dealers and are statutory underwriters.

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EXPERTS

Our financial statements as of December 31, 2006 and 2005 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the reports of Tschopp, Whitcomb & Orr, P.A., independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We are, and will remain following the closing of this offering, subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

Alternate Page for Selling Shareholders Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Pacific Restaurant Holdings, Inc.

Common Stock

__________________

P R O S P E C T U S
__________________

November     , 2007

PART II.

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)   For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)   For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article VIII of our certificate of incorporation provides:

The Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), indemnify any and all persons whom it shall have power to indemnify under said Section from and against any all of the expenses and liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater than or different from that provided in this Article VIII and the Company may purchase and maintain insurance on behalf of any director or officer to the extent provided by Section 145 of the General Corporation Law of the State of Delaware. Any amendment or repeal of such Article VIII shall not adversely affect any right or protection existing thereunder immediately prior to such amendment or repeal.

The Company shall, to the fullest extent permitted by the Delaware General Corporation Law, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Company, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Company or serves or served at the request of the Company as a director, officer, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, so long as the Company receives from the director or officer an unsecured undertaking to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company under the Delaware General Corporation Law. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and crossclaims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Company shall have the right to approve the party making such undertaking.

Pursuant to the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the underwriters’ non-accountable expense allowance) will be as follows:

SEC Registration Fee	$9,500
American Stock Exchange filing and listing fee	40,000
Blue sky fees	30,000
Printing and engraving expenses	75,000
Accounting fees and expenses	50,000
Legal fees and expenses	145,000
Miscellaneous	44,500
Total	$394,000

Item 26. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of our securities that were not registered under the Securities Act:

Private Financings

On December 1, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our Chairman, Chief Executive Officer and major stockholder, loaned us approximately $28,942 plus a service fee of $500, to fund buildout costs for the Steve’s Pizza prototype restaurant that opened in 2007.

On December 21, 2006, the Trust loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note was issued by the Company under an exemption to registration under Section 4(2), since it was issued to a sophisticated wealthy investor. The Note bore interest at 15% per annum. We used approximately $30,000 of the proceeds of the Bridge Loan to retire the loan described in the preceding paragraph, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype buildout.

In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes due in full on January 15, 2008. The 12% Promissory Bridge Notes were issued by the Company under an exemption to registration under Section 4(2), since they were issued to sophisticated wealthy investors. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the note divided by (B) the applicable exercise price and will have an exercise price equal to the applicable exercise price. The applicable exercise price will equal 50% of the public offering price in this offering and will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes. The 12% Promissory Bridge Notes were offered pursuant to a confidential offering memorandum and were placed by EKN Financial Services, Inc.

On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes were issued by the Company under an exemption to registration under Section 4(2), since they were issued to sophisticated wealthy investors. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.01 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in this offering. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500. As of July 15, 2007, accrued interest of $7,500 is included in accrued expenses in the accompanying balance sheet. The Senior Secured Notes were placed by EKN Financial Services, Inc.

In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, we paid our private placement agent cash compensation equaling $180,000 and issued to our private placement agent warrants to purchase 250,000 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants were issued by the Company under an exemption to registration under Section 4(2), since they were issued to a sophisticated wealthy investor. The warrants expire on    , 2012.

In April 2007, we retired the $300,000 promissory note and accrued interest to the Trust with a portion of the proceeds from the issuance of the $1,500,000 of senior secured notes and the issuance of new 12% promissory note in the amount of $100,000. The new 12% promissory notes was issued by the Company under an exemption to registration under Section 4(2), since it was issued to a sophisticated wealthy investor. The 12% promissory note is due in full on the earlier of December 31, 2007, and the closing of this offering. Interest is payable monthly. As of July 15, 2007, accrued interest of $3,500 is included in accrued expenses in the accompanying balance sheet.

In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008, together with warrants to purchase shares of our common stock at an exercise price equal to 50% of the public offering price in this offering. The Unsecured Promissory Notes were issued by the Company under an exemption to registration under Section 4(2), since they were issued to sophisticated wealthy investors. The 12% Unsecured Promissory Notes were offered pursuant to a confidential offering memorandum and were placed by Jesup & Lamont Securities Corporation.

Item 27. Exhibits.

The exhibits listed in the following Index of Exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Plan of Conversion to Delaware Corporation
3.1	Certificate of Incorporation.
3.2	By-laws.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Common Stock Certificate
4.3*	Specimen Warrant Certificate
4.4*	Form of Warrant to purchase Common Stock of the Company issued to Absolute Return Europe Fund.
4.5*	Form of Warrant to purchase Common Stock of the Company issued in the February 2007 private financing.
4.6*	Form of Warrant to purchase Common Stock of the Company issued in the March 2007 private financing.
4.7*	Form of Warrant to purchase Common Stock of the Company issued in the August 2007 private financing.
4.8*	Form of Warrant to purchase Common Stock of the Company issued to Jesup & Lamont in connection with this offering.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1*	Registration Rights Agreement among the Company and the March 2007 private placement subscribers.
10.2*	Securities Purchase Agreeement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated March 23, 2007.
10.3*	Amendment No. 1 to the Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated September 15, 2007.
10.4*	Code of Ethics
10.5*	2007 Stock Incentive Plan
10.6*	Form of Stock Option Plan
10.7*	Form of Restricted Stock Agreement
11*	Statement re: Computation of Per Share Earnings
21*	List of Subsidiaries of the Company
23.1*	Consent of Tschopp, Whitcomb & Orr, P.A.
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (Included on the signature page to this Registration Statement)
99.1*	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933
99.2*	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933
_________________

Item 28. Undertakings.

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 25th day of September 2007.

COMPANY NAME CORPORATION

Date:	By:	/s/ John M. Creed
John M. Creed
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Creed and Christopher R. Thomas his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Creed John M. Creed	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2007

/s/ Steve Carbone Steve Carbone	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2007

/s/ Christopher R. Thomas Christopher R. Thomas	Director	September 25, 2007

INDEX OF EXHIBITS

The exhibits listed in the following Index of Exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Plan of Conversion to Delaware Corporation
3.1	Certificate of Incorporation.
3.2	By-laws.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Common Stock Certificate
4.3*	Specimen Warrant Certificate
4.4*	Form of Warrant to purchase Common Stock of the Company issued to Absolute Return Europe Fund.
4.5*	Form of Warrant to purchase Common Stock of the Company issued in the February 2007 private financing.
4.6*	Form of Warrant to purchase Common Stock of the Company issued in the March 2007 private financing.
4.7*	Form of Warrant to purchase Common Stock of the Company issued in the August 2007 private financing.
4.8*	Form of Warrant to purchase Common Stock of the Company issued to Jesup & Lamont in connection with this offering.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1*	Registration Rights Agreement among the Company and the March 2007 private placement subscribers.
10.2*	Securities Purchase Agreeement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated March 23, 2007.
10.3*	Amendment No. 1 to the Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated September 15, 2007.
10.4*	Code of Ethics
10.5*	2007 Stock Incentive Plan
10.6*	Form of Stock Option Plan
10.7*	Form of Restricted Stock Agreement
11*	Statement re: Computation of Per Share Earnings
21*	List of Subsidiaries of the Company
23.1*	Consent of Tschopp, Whitcomb & Orr, P.A.
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (Included on the signature page to this Registration Statement)
99.1*	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933
99.2*	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933